EXHIBIT 10.1
ASSET EXCHANGE AGREEMENT
     THIS ASSET EXCHANGE AGREEMENT (this “Agreement”), is dated as of the 1st day of April, 2006, among TRIPLE CROWN MEDIA, INC., a Delaware corporation (“Triple”), GRAY PUBLISHING, LLC, a Delaware limited liability company and a wholly owned subsidiary of Triple (“Triple Sub”), and COMMUNITY FIRST HOLDINGS, INC., a Delaware corporation (“Holdings”).
BACKGROUND STATEMENT
     The Triple Sub is the owner and publisher of the newspapers and related publications set forth on Schedule I attached hereto and made a part hereof (the “Triple Newspapers”). Holdings is the owner and publisher of the newspapers and related publications set forth on Schedule II attached hereto and made a part hereof (the “Holdings Newspapers”). Holdings desires to exchange all of the Holdings Acquired Assets (as hereinafter defined) for the Triple Sub Acquired Assets (as hereinafter defined), and Triple Sub desires to exchange all of the Triple Sub Acquired Assets for the Holdings Acquired Assets, upon the terms and subject to the conditions set forth in this Agreement.
     The definitions of certain capitalized terms used herein are set forth in Exhibit A hereto.
     Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ACQUIRED ASSETS
     1.1 Exchange of Assets. Subject to the terms and conditions set forth herein, at the Closing, Holdings shall transfer, assign and convey to Triple Sub (or one or more Affiliates of Triple Sub as designated by Triple) and Triple Sub (or one or more Affiliates of Triple Sub as designated by Triple) shall acquire from Holdings all of Holdings’ right, title and interest in and to the Holdings Acquired Assets, and in exchange thereof, Triple Sub shall transfer, assign and convey to Holdings and Holdings shall acquire from Triple Sub all of Triple Sub’s right, title and interest in and to the Triple Sub Acquired Assets.
     1.2 Acquired Assets.
     (a) As used herein, “Triple Sub Acquired Assets” shall mean all of the assets, properties, rights, interests and claims (other than Triple Sub Excluded Assets), that are used or held for use primarily in connection with the Triple Sub Business and the operation of the Triple Sub Newspapers. The Triple Sub Acquired Assets referred to above include, without limitation, the following assets (other than Triple Sub Excluded Assets):
     (i) the Triple Sub Equipment and Triple Sub Motor Vehicles;

     (ii) all inventory of the Triple Sub Business, including, without limitation, newsprint, packaging materials and supplies;
     (iii) the Triple Sub Intangible Property, including, but not limited to, the tradenames and mastheads of the Triple Newspapers and all derivations thereof;
     (iv) all contracts, leases, licenses and other agreements (whether written or oral) to which Triple Sub is a party, and relating primarily to the Triple Sub Business (the “Triple Sub Contracts”);
     (v) all licenses, permits or other governmental authorizations (the “Triple Sub Permits”) relating primarily to the Triple Sub Business or the Triple Sub Acquired Assets;
     (vi) the Triple Sub Records;
     (vii) all prepaid expenses (excluding prepaid insurance) relating primarily to the Triple Sub Business;
     (viii) all warranties and guarantees received from vendors, suppliers or manufacturers (the “Triple Sub Warranties”) relating primarily to the Triple Sub Acquired Assets;
     (ix) all customer, sampling and marketing lists relating primarily to the Triple Sub Business;
     (x) the Triple Sub Real Property;
     (xi) all accounts receivable of the Triple Sub Business; and
     (xii) all promotional material used primarily in the Triple Sub Business.
     (b) As used herein, “Holdings Acquired Assets” shall mean all of the assets, properties, rights, interests and claims (other than Holdings Excluded Assets), that are used or held for use primarily in connection with the Holdings Business and the operation of the Holdings Newspapers. The Holdings Acquired Assets referred to above include, without limitation, the following assets (other than Holdings Excluded Assets):
     (i) the Holdings Equipment and Holdings Motor Vehicles;
     (ii) all inventory of the Holdings Business, including, without limitation, newsprint, packaging materials and supplies;
     (iii) the Holdings Intangible Property, including, but not limited to, the tradenames and mastheads of the Holdings Newspapers and all derivations thereof;

     (iv) all contracts, leases, licenses and other agreements (whether written or oral) relating to the Holdings Business to which Holdings is a party, and relating primarily to the Holdings Business (the “Holdings Contracts”);
     (v) all licenses, permits or other governmental authorizations (the “Holdings Permits”) relating primarily to the Holdings Business or the Holdings Acquired Assets;
     (vi) the Holdings Records;
     (vii) all prepaid expenses (excluding prepaid insurance) relating primarily to the Holdings Business;
     (viii) all warranties and guarantees received from vendors, suppliers or manufacturers (the “Holdings Warranties”) relating primarily to the Holdings Acquired Assets;
     (ix) all customer, sampling and marketing lists relating primarily to the Holdings Business;
     (x) the Holdings Real Property;
     (xi) all accounts receivable of the Holdings Business; and
     (xii) all promotional material used primarily in the Holdings Business.
     1.3 Excluded Assets.
     (a) The following assets (“Triple Sub Excluded Assets”) are not included in the Triple Sub Acquired Assets, and Triple Sub shall not transfer, assign or convey to Holdings and Holdings shall not acquire from Triple Sub the following assets:
     (i) corporate minute books, seals, stock records and other corporate documentation of Triple Sub;
     (ii) all tax returns, reports, forms and other tax records pertaining to Triple Sub or Triple Sub’s operations prior to the date of Closing (collectively, “Triple Sub Tax Records”);
     (iii) any intercompany debt owing to Triple Sub including all interest thereon and all other intercompany agreements;
     (iv) the name “Triple” or “Gray” or any trade names, trademarks, identifying logos or service marks employing the words “Triple” or “Gray” or any part or variation thereof or any confusingly similar trade name, trademark or logo (collectively, the “Triple Group Trademarks and Logos”);

     (v) any rights or claims of Triple Sub or any of its Affiliates related to or contingent on the satisfaction of Triple Sub Retained Liabilities or Triple Sub Excluded Assets;
     (vi) all insurance policies and binders owned or held by Triple Sub or any of its Affiliates and claims with respect thereto;
     (vii) all rights and claims which Triple Sub or any of its Affiliates may have for refund or credit with respect to Income Taxes (including estimated Income Taxes);
     (viii) any claim, right or obligation owing to Triple Sub from any of its Affiliates, including, without limitation, on account of any inter- or intra-company indebtedness;
     (ix) any corporate allocations to health and welfare, and property and casualty insurance, including, without limitation, prepaid insurance expenses, pension expenses and workers’ compensation expenses;
     (x) any assets of a Triple or Triple Sub Benefit Plan, except as expressly provided in Section 10.1;
     (xi) the items referred to in the proviso to the definition of Triple Sub Records;
     (xii) all rights of Triple or Triple Sub under (i) this Agreement, (ii) all documents and analyses prepared by Triple Sub or any of its Affiliates for internal evaluation purposes in connection with the sale of the Triple Newspapers and the Triple Sub Business, and (iii) any Ancillary Instrument;
     (xiii) the items referred to in Section 1.3 of the Triple Sub Disclosure Letter; and
     (xiv) cash in bank accounts and other investment accounts and cash equivalents, including, but not limited to, investments securities as of Closing.
     (b) The following assets (“Holdings Excluded Assets”) are not included in the Holdings Acquired Assets and Holdings shall not transfer, assign or convey to Triple Sub and Triple Sub shall not acquire from Holdings the following assets:
     (i) corporate minute books, seals, stock records and other corporate documentation of Holdings;
     (ii) all tax returns, reports, forms and other tax records pertaining to Holdings or Holdings’ operations prior to the date of Closing (collectively, “Holdings Tax Records”);
     (iii) any intercompany debt owing to Holdings including all interest thereon and all other intercompany agreements;

     (iv) the name “Community First Holdings”, “Newspaper Holdings” or “Community Newspaper Holdings” or any trade names, trademarks, identifying logos or service marks employing the words “Community First Holdings”, “Community Newspaper Holdings” or “Newspaper Holdings” or any part or variation thereof or any confusingly similar trade name, trademark or logo (collectively, the “Holdings Trademarks and Logos”);
     (v) any rights or claims of Holdings or any of its Affiliates related to or contingent on the satisfaction of Holdings Retained Liabilities or Holdings Excluded Assets;
     (vi) all insurance policies and binders owned or held by Holdings or any of its Affiliates and claims with respect thereto;
     (vii) all rights and claims which Holdings or any of its Affiliates may have for refund or credit with respect to Income Taxes (including estimated Income Taxes);
     (viii) any claim, right or obligation owing to Holdings from any of its Affiliates, including, without limitation, on account of any inter- or intra-company indebtedness;
     (ix) any corporate allocations to health and welfare, and property and casualty insurance, including, without limitation, prepaid insurance expenses, pension expenses and workers’ compensation expenses;
     (x) any assets of a Holdings Benefit Plan, except as expressly provided in Section 10.2;
     (xi) the items referred to in the proviso to the definition of Holdings Records;
     (xii) all rights of Holdings under (i) this Agreement, (ii) all documents and analyses prepared by Holdings or any of its Affiliates for internal evaluation purposes in connection with the sale of the Holdings Newspapers and the Holdings Business, and (iii) any Ancillary Instrument;
     (xiii) any contract, agreement or other arrangement with the Retirement System of Alabama or any of its Affiliates;
     (xiv) cash in bank accounts and other investment accounts and cash equivalents, including, but not limited to, investment securities as of Closing; and
     (xv) the contracts, leases, licenses and other agreements (whether written or oral) listed in Section 1.3 of the Holdings Disclosure letter (collectively, the “Holdings Excluded Contracts”).

     1.4 Assumed Liabilities.
     (a) Subject to the terms and conditions set forth herein, at the Closing, Holdings shall assume and be liable and otherwise responsible for the following liabilities and obligations of Triple Sub:
     (i) the liabilities and obligations of Triple Sub under the Triple Sub Contracts to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches);
     (ii) all current liabilities of Triple Sub as of the Closing Date to the extent such liabilities are reflected on the Triple Sub Balance Sheet (as defined in Section 3.6(a)) or incurred after January 31, 2006 and which in each case are included in the computation of Triple Sub Net Working Capital; and
     (iii) the liabilities and obligations of Triple Sub relating to the Triple Sub Transferred Employees expressly assumed by Holdings pursuant to Article 10 (all of the foregoing are referred to herein collectively as the “Triple Sub Assumed Liabilities”);
provided, however, that Triple Sub Assumed Liabilities shall not include, among others, (u) except to the extent included in the Triple Sub Net Working Capital pursuant to clause (ii) above, any liability or obligation under any Triple Sub Contract required by the terms thereof to be discharged prior to the Closing Date, (v) any liability or obligation incurred in violation of the provisions of this Agreement, (w) any liability or obligation arising out of a breach or default by Triple Sub or Triple prior to the Closing (including an event that with the passage of time or the giving of notice, or both, would become such a breach or default) under any Triple Sub Contract, (x) any liability for Taxes of Triple Sub except as expressly provided herein, (y) any liability for post-retirement welfare, medical or life insurance benefits, (z) any Indebtedness of Triple or of Triple Sub and any obligation or liability relating thereto, (uu) except as provided in Section 10.3, any liability or obligation relating to costs and expenses incurred by Triple or Triple Sub in connection with the sale of the Triple Sub Acquired Assets or the Triple Sub Business, (vv) any liability or obligation of Triple or Triple Sub under this Agreement, (ww) any liability or obligation of Triple or Triple Sub owing to any of its Affiliates, including, but not limited to, management fees, (xx) any liability or obligation of any current or former Affiliates of Triple or Triple Sub for which Triple or Triple Sub is liable as a member of a consolidated group, controlled group or affiliated group or otherwise, (yy) except as provided for in Article 10, any liability or obligation of Triple or Triple Sub relating to the termination by Triple or Triple Sub at or prior to the Closing of any of its employees, (zz) any liability under any employment, severance, retention or termination agreement with any employee of Triple Sub relating to circumstances occurring prior to the Closing or any liability of Triple Sub arising out of or relating to any employee grievance related to circumstances occurring prior to the Closing whether or not the affected employees are hired by Holdings or (aa) any liability of Triple Sub to any shareholder or to any Affiliate related to circumstances occuring prior to the Closing.
     (b) Subject to the terms and conditions set forth herein, at the Closing, Triple Sub shall assume and be liable and otherwise responsible for the following liabilities and obligations of the Holdings:

     (i) the liabilities and obligations of the Holdings Newspapers, under the Holdings Contracts to the extent arising from and after the Closing (other than liabilities and obligations relating to pre-closing breaches);
     (ii) all current liabilities of the Holdings Newspapers as of the Closing Date to the extent such liabilities are reflected on the Holdings Balance Sheets (as defined in Section 4.6(a)) or incurred after January 31, 2006 and which in each case are included in the computation of Holdings Net Working Capital; and
     (iii) the liabilities and obligations of Holdings relating to the Holdings Transferred Employees expressly assumed by Triple Sub pursuant to Article 10 (all of the foregoing are referred to herein collectively as the “Holdings Assumed Liabilities”);
provided however, that Holdings Assumed Liabilities shall not include, among others, (u) except to the extent included in the Holdings Net Working Capital pursuant to clause (ii) above, any liability or obligation under any Holdings Contract required by the terms thereof to be discharged prior to the Closing Date, (v) any liability or obligation incurred in violation of the provisions of this Agreement, (w) any liability or obligation arising out of a breach or default by Holdings prior to the Closing (including an event that with the passage of time or the giving of notice, or both, would become such a breach or default) under any Holdings Contract, (x) any liability for Taxes of Holdings, except as expressly provided herein, (y) any liability for post-retirement welfare, medical or life insurance benefits, (z) any Indebtedness of Holdings and any obligation or liability relating thereto including, but not limited to, any debt, obligation, indebtedness or other liability to Retirement System of Alabama or any of its Affiliates, (uu) except as provided in Section 10.3, any liability or obligation relating to costs and expenses incurred by Holdings in connection with the sale of the Holdings Acquired Assets or the Holdings Business, (vv) any liability or obligation of Holdings under this Agreement, (ww) any liability or obligation of Holdings owing to any of its Affiliates, including, but not limited to, management fees, (xx) any liability or obligation of any current or former Affiliates of Holdings for which Holdings is liable as a member of a consolidated group, controlled group or affiliated group or otherwise, (yy) except as provided for in Article 10, any liability or obligation of Holdings relating to the termination by Holdings at or prior to the Closing of any of its employees, (zz) the Holdings Excluded Contracts, (aa) any liability under any employment, severance, retention or termination agreement with any employee of Holdings relating to circumstances occurring prior to the Closing or any liability of Holdings arising out of or relating to any employee grievance related to circumstances occurring prior to the Closing whether or not the affected employees are hired by Triple Sub, or (bb) any liability of Holdings to any shareholder or to any Affiliate related to circumstances occuring prior to the Closing.
     1.5 Retained Liabilities.
     (a) Triple Sub shall retain as of the Closing (and Holdings shall not assume or be responsible for) all liabilities and obligations of Triple Sub, whether arising before or after the Closing, disclosed or undisclosed, known or unknown, absolute, contingent or otherwise and whether due or to become due, except for the Triple Sub Assumed Liabilities (the “Triple Sub Retained Liabilities”).

     (b) Holdings shall retain as of the Closing (and neither Triple nor Triple Sub shall assume or be responsible for) all liabilities and obligations of Holdings, whether arising before or after the Closing, disclosed or undisclosed, known or unknown, absolute, contingent or otherwise and whether due or to become due (including, but not limited to, the Holdings Excluded Contracts), except for the Holdings Assumed Liabilities (the “Holdings Retained Liabilities”).
ARTICLE 2
PURCHASE PRICE; CLOSING
     2.1 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing (a) Triple Sub shall assign to Holdings, and Holdings shall assume, the Triple Sub Assumed Liabilities pursuant to an instrument in the form of Exhibit B attached hereto (the “Holdings Assumption Agreement”), and (b) Holdings shall assign to Triple Sub (or one or more Affiliates of Triple Sub designated by Triple), and Triple Sub (or one or more Affiliates of Triple Sub designated by Triple) shall assume, the Holdings Assumed Liabilities pursuant to an instrument or instruments in the form of Exhibit C attached hereto (the “Triple Sub Assumption Agreement”).
     2.2 Closing. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the exchange of the Holdings Acquired Assets and the Triple Sub Acquired Assets (the “Closing”) shall take place at the offices of Holdings’ counsel, 2131 Ayrsley Town Blvd, Suite 300, Charlotte, North Carolina 28273 at 10:00 A.M. on April 7, 2006. The term “Closing Date” means the date and time at which the Closing occurs.
     2.3 Deliveries at the Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:
     (a) Triple Sub shall deliver to Holdings:
     (i) a Bill of Sale and Assignment for the Triple Sub Acquired Assets in the form of Exhibit D attached hereto, duly executed by Triple Sub, together with one or more deeds (which shall be equivalent to a General Warranty Deed executed and acknowledged by Triple, Triple Sub or their Affiliates, as the case may be, conveying to Holdings all of such transferor’s right, title and interest in and to the Triple Sub Real Property owned by Triple, Triple Sub or such Affiliates;
     (ii) the Triple Sub Assumption Agreement;
     (iii) the Holdings Assumption Agreement;
     (iv) an instrument of assignment in the form of Exhibit E attached hereto, duly executed by Triple Sub, of all registered Triple Sub Intangible Property;
     (v) title to the Triple Sub Motor Vehicles; and

     (vi) all certificates and other instruments and documents which are expressly required or reasonably requested by Holdings pursuant to this Agreement to be delivered by Triple Sub to Holdings at the Closing in form and substance reasonably satisfactory to Holdings; and
     (b) Holdings shall deliver to Triple Sub:
     (i) a Bill of Sale and Assignment for the Holdings Acquired Assets in the form of Exhibit F attached hereto, duly executed by Holdings, together with one or more deeds (which shall be equivalent to a General Warranty Deed duly executed and acknowledged by Holdings or its Affiliates, as the case may be,conveying to Triple Sub (or one or more Affiliates of Triple Sub designated by Triple) all of such transferor’s right, title and interest in and to the Holdings Real Property owned by Holdings or its Affiliates;
     (ii) an Assignment of Leases for any Holdings Real Property leased by Holdings together with appropriate consents to the assignment of such leases from the landlords of such real property, if such consents are required under the terms of the lease;
     (ii) the Holdings Assumption Agreement;
     (iii) the Triple Sub Assumption Agreement;
     (iv) one or more instruments of assignment in the form of Exhibits G attached hereto, duly executed by Holdings, of all registered Holdings Intangible Property; and
     (v) title to the Holdings Motor Vehicles; and
     (vi) all certificates and other instruments and documents which are expressly required or reasonably requested by Triple Sub pursuant to this Agreement to be delivered by Holdings to Triple Sub at the Closing in form and substance reasonably satisfactory to Triple Sub.
     2.4 Consent of Third Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Triple Sub Contracts, Triple Sub Permits, Triple Sub Warranties, Holdings Contracts, Holdings Permits or Holdings Warranties or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Holdings or Triple Sub, as the case may be, thereunder. Triple Sub or Holdings, as applicable, will use reasonable best efforts to obtain the consent of the other parties to any such Triple Sub Contract, Triple Sub Permit, Triple Sub Warranty, Holdings Contract, Holdings Permit or Holdings Warranty, as the case may be, for the assignment thereof to Holdings or Triple Sub, as applicable. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Holdings or Triple Sub, as the case may be, thereunder so that Holdings or Triple Sub, as applicable, would not in fact receive all such rights, Triple Sub and Holdings will cooperate to achieve a mutually agreeable arrangement under which (i) Holdings would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Triple Sub Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Holdings, or under which Triple Sub would enforce for the benefit of Holdings, with Holdings assuming Triple Sub’s obligations to the same extent as if it would have constituted a Triple Sub Assumed Liability, and any and all rights of Triple Sub against a third Person thereto; and (ii) Triple Sub would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Holdings Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Triple Sub or under which Holdings would enforce for the benefit of Triple Sub with Triple Sub assuming Holdings’ obligations to the same extent as if it would have constituted a Holdings Assumed Liability, and any and all rights of Holdings against a third Person thereto. Triple Sub or Holdings as applicable, will pay promptly to the other applicable party when received all monies received by Triple Sub or Holdings, as applicable, after the Closing Date under any of the Triple Sub Contracts, Triple Sub Permits, Triple Sub Warranties, Holdings Contracts, Holdings Permits or Holdings Warranities, as the case may be, or any claim, right or benefit arising thereunder to the extent that Holdings or Triple Sub, as applicable, would be entitled thereto pursuant hereto.
     2.5 Adjustments to Working Capital.
     (a) In accordance with this Section 2.5, Triple Sub shall pay to Holdings the amount, if any, by which the Holdings Net Working Capital exceeds the Triple Sub Net Working Capital or Holdings shall pay to Triple Sub the amount, if any, by which the Triple Sub Net Working Capital exceeds the Holdings Net Working Capital. The payments to be made pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds to an account designated by the party to receive such payment, such designation to be made no later than two business days prior to the date of any such payment.
     (b) At least five days prior to the Closing, (i) Triple Sub shall deliver to Holdings its good faith written determination of the Triple Sub Net Working Capital, which determination shall be made based upon the most recent balance sheets of the Triple Newspapers available prior to the Closing (with any adjustment thereto agreed to by Triple Sub prior to the Closing, the “Triple Sub Estimated Net Working Capital”), and (ii) Holdings shall deliver to Triple Sub its good faith written determination of the Holdings Net Working Capital, which determination shall be made based upon the most recent balance sheets of the Holdings Newspapers available prior to the Closing (with any adjustments thereto agreed to by Holdings prior to the Closing, the “Holdings Estimated Net Working Capital”); provided, however, if Holdings and Triple Sub do not agree upon the Holdings Estimated Net Working Capital and the Triple Sub Estimated Net Working Capital prior to the Closing Date, the Closing shall not be delayed and the Holdings Estimated Net Working Capital and the Triple Sub Estimated Net Working Capital shall each be deemed to equal zero unless Holdings and Triple Sub shall otherwise agree. Triple Sub shall make available to Holdings and Holdings shall make available to Triple Sub, in each case during normal business hours and on reasonable notice, all workpapers and other books and records utilized in preparing the Triple Sub Estimated Net Working Capital or Holdings Estimated Net Working Capital , as the case may be, and will make available to each other, in each case during normal business hours and on reasonable notice, the appropriate personnel involved in the preparation of such determinations. At the Closing, Triple Sub shall pay to Holdings the amount, if any, by which the Holdings Estimated Net Working Capital exceeds the Triple Sub Estimated Net Working Capital or Holdings shall pay to Triple Sub the amount, if any, by which the Triple Sub Estimated Net Working Capital exceeds the Holdings Estimated Net Working Capital.
     (c) On or prior to the ninetieth (90th) day following the Closing Date, (i) Holdings shall notify Triple Sub in writing (the “Holdings Determination Notice”) of its determination of the final Triple Sub Net Working Capital, and (ii) Triple Sub shall notify Holdings in writing (the “Triple Sub Determination Notice”) of its determination of the final Holdings Net Working Capital, each of which determinations shall set forth in reasonable detail the basis for such determinations. Each of Holdings and Triple Sub will provide the other party or parties and their respective representatives with access during normal business hours to its personnel, books and records to assist the other party in the preparation of its, and review of the other party’s, determination of the final Triple Sub Net Working Capital or Holdings Net Working Capital, as the case may be. If Triple Sub or Holdings utilizes the services of its respective firm of independent certified public accountants in connection with the Triple Sub Determination Notice or the Holdings Determination Notice, as the case may be, then Triple Sub or Holdings, as applicable, shall each cause such firm of independent certified public accountants to (y) deliver to Holdings or Triple Sub, as the case may be, all workpapers and other books and records utilized by such firm of independent certified public accountants in preparing, or assisting Triple Sub or Holdings, as the case may be, to prepare the Triple Sub Determination Notice or Holdings Determination Notice, as the case may be, and (z) make available to Holdings or Triple Sub, as the case may be, in each case during normal business hours and on reasonable notice, the appropriate personnel involved in the preparation of such determinations. Triple Sub shall notify Holdings in writing (the “Triple Sub Dispute Notice”) and Holdings shall notify Triple Sub in writing (the “Holdings Dispute Notice”) within thirty (30) days after receiving the Holdings Determination Notice or the Triple Sub Determination Notice, as the case may be, if Triple Sub or Holdings disagrees with the other party’s calculation of Triple Sub Net Working Capital or Holdings Net Working Capital, as the case may be, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and such objecting party’s good faith estimate of the final Triple Sub Net Working Capital or Holdings Net Working Capital, as the case may be. If no Triple Sub Dispute Notice or Holdings Dispute Notice is received or given, by Holdings or Triple Sub, as the case may be, within such thirty (30) day period, then Holdings’ or Triple Sub’s determination of the final Triple Sub Net Working Capital or Holdings Net Working Capital, as the case may be, set forth in the applicable Determination Notice shall be final and binding upon the parties.
     (d) Upon receipt of a Triple Sub Dispute Notice or a Holdings Dispute Notice, Holdings and Triple Sub shall negotiate in good faith to resolve any disagreement with respect to the final Triple Sub Net Working Capital and/or Holdings Net Working Capital, as the case may be. To the extent Holdings and Triple Sub are unable to agree with respect to the final Triple Sub Net Working Capital and/or Holdings Net Working Capital within thirty (30) days after either party notifies the other of a disagreement with respect thereto, Holdings and Triple Sub shall select a mutually acceptable national accounting firm with no material relationship to Holdings or Triple Sub or their Affiliates, and submit their dispute to such accounting firm for a binding resolution. The cost of such accounting firm shall be paid one half by Triple Sub and one half by Holdings.

     (e) Upon the final determination of both the Triple Sub Net Working Capital and Holdings Net Working Capital in accordance herewith, Triple Sub or Holdings, as the case may be, will make the appropriate payment to the other Person within two (2) business days of such final determination.
     (f) In making the adjustments pursuant to this Section 2.5, all prepaid expenses, to the extent included in the Holdings Acquired Assets or the Triple Sub Acquired Assets, and accrued expenses, including real property, personal property and payroll Taxes, to the extent included in the Holdings Assumed Liabilities, or the Triple Sub Assumed Liabilities, of the Holdings Newspapers or the Triple Newspapers which are properly included in the determination of Holdings Net Working Capital or Triple Sub Net Working Capital shall, except as otherwise expressly provided herein, be adjusted and allocated among Holdings and Triple Sub to reflect the principle that all expenses arising from the operation of the Holdings Newspapers before the opening of business on the Closing Date and the Triple Newspapers from and after the opening of business on the Closing Date shall be for the account of Holdings, and all expenses arising from the operation of the Triple Newspapers before the opening of business on the Closing Date and the Holdings Newspapers from and after the opening of business on the Closing Date shall be for the account of Triple Sub.
     (g) For purposes of determination of Net Working Capital for both Holdings and Triple Sub, (i) only those accounts receivable actually collected on or prior to the 90th day following the Closing shall be included and any accounts receivable not so collected will be assigned to the original transferring party on the 91st day following the Closing and (ii) notwithstanding anything herein to the contrary, for purposes of application of the foregoing, all payments made by an account debtor with respect to accounts receivable outstanding as of the Closing shall be applied in payment of the oldest outstanding account receivable with respect to said account debtor as of the Closing.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRIPLE AND TRIPLE SUB
     Triple and Triple Sub jointly and severally represent and warrant to Holdings as follows:
     3.1 Organization and Good Standing. Triple is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware. Triple Sub is a limited liability company duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. Triple Sub has the power to carry on the Triple Sub Business, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that would not, in the aggregate, have a Triple Sub Material Adverse Effect.
     3.2 Authority. Each of Triple and Triple Sub has the power and authority to execute and deliver this Agreement and the other Ancillary Instruments to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all action of Triple and Triple Sub necessary for the making and performance of this Agreement by Triple and Triple Sub has been duly taken. The execution, delivery and performance by each of Triple and Triple Sub of this Agreement and the other Ancillary Instruments to which it is a party do not and will not (i)(A) contravene any provisions of the certificate of incorporation or by-laws of Triple or the article of organization or operating agreement of Triple Sub, (B) except as set forth in Section 3.2 of the Triple Disclosure Letter, with or without the giving of notice or the passage of time or both, result in any breach by Triple or Triple Sub of, or default or permitted or required acceleration of performance by Triple or Triple Sub under, or the creation of any Lien upon the Triple Sub Acquired Assets which would remain on the Triple Sub Acquired Assets after the Closing, or the creation in favor of any third party of any right of termination of, any contract, lease, license or other agreement to which Triple or Triple Sub is a party or by which Triple, Triple Sub or the Triple Sub Acquired Assets are bound, or (C) assuming that the Governmental Actions/Filings referred to in Section 3.2 of the Triple Disclosure Letter are obtained or made, result in any violation by Triple or Triple Sub of any law, rule or regulation applicable to either of them, (ii) result in any violation by Triple or Triple Sub of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to either of them, or (iii) assuming that the notices referred to in Section 3.2 of the Triple Disclosure Letter are made, require any Governmental Action/Filing to be made or obtained by Triple or Triple Sub except (A) any federal, state or local Tax filings and (B) any PBGC “Notice of Reportable Event” required under Section 4043(c) of ERISA. This Agreement and each of the Ancillary Instruments to which Triple or Triple Sub is a party has been duly executed and delivered by Triple or Triple Sub, as the case may be. This Agreement and each of the Ancillary Instruments to which Triple or Triple Sub is a party constitutes the valid and binding obligation of Triple or Triple Sub, as the case may be, enforceable against Triple or Triple Sub, as the case may be, in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).
     3.3 Acquired Assets. Except (i) as set forth in Part A Section 3.3 of the Triple Sub Disclosure Letter, (ii) for the Triple Sub Excluded Assets and (iii) for such assets that are consumed or disposed of in the ordinary course of the Triple Sub Business and consistent with prior practice after the date of this Agreement, the Triple Sub Acquired Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Triple Sub and used primarily in the conduct of the Triple Sub Business in the manner in which the Triple Sub Business is now conducted.
     Except as set forth in Part B of Section 3.3 of the Triple Sub Disclosure Letter, Triple Sub does not use any assets in the conduct of the Triple Sub Business which in the aggregate are material to the Triple Sub Business and which it does not own or lease. Except as set forth in Part C of Section 3.3 of the Triple Sub Disclosure Letter, the tangible Triple Sub Acquired Assets are in good operating condition, reasonable wear and tear excepted, except for such failures to be in such good operating condition as individually or in the aggregate have not had and are not reasonably likely to have a Triple Sub Material Adverse Effect. The Triple Sub Acquired Assets constitute all of the assets necessary to conduct the Triple Sub Business as currently conducted.

     3.4 Title to Acquired Assets; Liens. Triple Sub owns good title to or has valid leasehold interests in all of the Triple Sub Acquired Assets and at the Closing good title to or valid leasehold interests in such Triple Sub Acquired Assets shall be transferred to Holdings free and clear of any and all Liens except for Triple Sub Permitted Liens.
     3.5 Contracts and Agreements; Defaults.
     (a) Part A of Section 3.5 of the Triple Disclosure Letter contains a list of (i) all outstanding mortgages, indentures, notes, guarantees, installment obligations or other contracts or instruments evidencing or providing any Indebtedness to which Triple or Triple Sub is a party and which relate primarily to the Triple Sub Business or by which Triple or Triple Sub or any of its assets are bound and which relate primarily to the Triple Sub Business, (ii) all outstanding contracts containing non-competition covenants of Triple or Triple Sub and which relate primarily to the Triple Sub Business, (iii) all outstanding leases to which Triple or Triple Sub is a party and which relate primarily to the Triple Sub Business or by which Triple or Triple Sub is bound and which relate primarily to the Triple Sub Business, (iv) all outstanding contracts of Triple or Triple Sub to sell assets, other than in the ordinary course of business, and which relate to the Triple Sub Business, (v) all collective bargaining agreements of Triple or Triple Sub with any labor union or other employee representative or a group of employees and which relate to the Triple Sub Business, (vi) any joint venture or partnership agreements to which Triple or Triple Sub is a party relating to the Triple Sub Business, and (vii) all other outstanding contracts to which Triple or Triple Sub is a party and which relate to the Triple Sub Business or by which Triple or Triple Sub or any of its assets are bound and which relate to the Triple Sub Business, which require or are likely to require the payment by Triple or Triple Sub of an amount, or require Triple or Triple Sub to provide goods or services having a fair market value or aggregate sales price, of more than $10,000 per annum, except (1) contracts entered into in the ordinary course of business of Triple or Triple Sub that can be terminated by Triple or Triple Sub on 30 or fewer days’ notice without penalty, (2) contracts for advertising with Triple or Triple Sub entered in the ordinary course of business, and (3) Triple Sub Excluded Assets. Triple or Triple Sub has delivered to Holdings a correct and complete copy of each written agreement listed on Part A of Section 3.5 of the Triple Disclosure Letter (the “Triple Material Contracts”).
     (b) Except as set forth in Part B of Section 3.5 of the Triple Disclosure Letter, (i) neither Triple, Triple Sub, nor, to the Knowledge of Triple Sub, any other party to any contract, lease, license or other agreement to which Triple or Triple Sub is a party or by which Triple or Triple Sub or any of the Triple Sub Acquired Assets are bound (other than contracts, licenses, leases or other agreements that constitute Triple Sub Excluded Assets) is in material breach of or default under any such contract, lease, license or other agreement and (ii) no event has occurred which (after notice or lapse of time or both) would become a material breach or default by Triple or Triple Sub under any such contract, lease, license or other agreement.
     3.6 Financial Statements.
     (a) Attached as Part A of Section 3.6 of the Triple Sub Disclosure Letter are true and complete copies of (i) the unaudited balance sheets of the Triple Newspapers as at December 31, 2005 and (ii) the unaudited balance sheets of the Triple Newspapers as at January 31, 2006 (the January 31, 2006 balance sheets are referred to as the “Triple Sub Balance Sheet”), and the related unaudited statements of income for the twelve month and one month periods then ended (collectively, the “Triple Sub Financial Statements”). Except as disclosed in Part A of Section 3.6 of the Triple Sub Disclosure Letter, the Triple Sub Financial Statements fairly present in all material respects the financial position of the Triple Newspapers as at December 31, 2005 and January 31, 2006 and their results of operations for the twelve months ended December 31, 2005, and the one month ended January 31, 2006 in accordance with GAAP.
     (b) Except for Triple Sub Excluded Assets and except for cash distributed to Triple and its Affiliates, the Triple Sub Balance Sheet reflects all of the Triple Sub Acquired Assets that will be acquired by Holdings at the Closing other than such assets as are disposed of or consumed in the ordinary course of the Triple Sub Business and consistent with past practice since January 31, 2006 or such additional assets as are acquired by the Triple Newspapers in the ordinary course of business.
     (c) Except as set forth in Part B of Section 3.6 of the Triple Disclosure Letter or as reflected, reserved against or otherwise disclosed in the Triple Sub Balance Sheet and liabilities and obligations incurred in the ordinary course of business since January 31, 2006, Triple Sub does not have any material liabilities or obligations related to the Triple Sub Business that would have been required to be reflected or otherwise disclosed by Triple or Triple Sub in the Triple Sub Balance Sheet in accordance with GAAP.
     3.7 Business Since January 31, 2006. Except as disclosed in Part A of Section 3.7 of the Triple Sub Disclosure Letter and except as required or otherwise contemplated by this Agreement, since January 31, 2006 (i) the Triple Sub Business has been conducted in all material respects in the ordinary course, consistent with past practices, (ii) neither the Triple Sub Business nor its condition nor assets has materially adversely changed and (iii) no event or events has or have occurred that individually or in the aggregate has or have had or is or are reasonably likely to have a Triple Sub Material Adverse Effect. Since January 31, 2006, except as described in Part B of Section 3.7 of the Triple Sub Disclosure Letter, there has not been:
     (a) any material damage, destruction, or loss to the assets of Triple or Triple Sub outside the ordinary course of business;
     (b) any making or authorization of any capital expenditure relating to the Triple Sub Business by Triple or Triple Sub in excess of $10,000 individually or the making or authorization of capital expenditures relating to the Triple Sub Business by Triple or Triple Sub of more than $25,000 in the aggregate;
     (c) any sale, transfer, or other disposition of assets or properties, real, personal, tangible or intangible, or mixed, relating to the Triple Sub Business by Triple or Triple Sub, other than in the ordinary course of business;
     (d) other than pursuant to existing collective bargaining agreements or pursuant to regular salary reviews in the ordinary course of business consistent with past practices, any increase in the compensation payable or to become payable to any employees or agents of Triple or Triple Sub that are involved in the Triple Sub Business, or any bonus arrangement made with any thereof; or

     (e) no material increase in the operating costs of any of the Triple Newspapers, whether arising from or in connection with the sale of real property or otherwise, has occurred.
     3.8 Compliance with Law; Litigation; Injunctions. Triple Sub is not in violation in any material respect of any law, rule, permit, regulation, order, judgment or decree applicable to it, except as set forth in Part A of Section 3.8 of the Triple Sub Disclosure Letter. Except for the matters set forth in Part B of Section 3.8 of the Triple Sub Disclosure Letter, (i) there is no action, suit or other proceeding pending or, to Triple Sub’s Knowledge threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Triple Sub and relating to the Triple Newspapers, and (ii) Triple Sub is not a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority relating to the Triple Newspapers.
     3.9 Licenses. With such exceptions as are set forth in Section 3.9 of the Triple Sub Disclosure Letter (a) all licenses, permits, registrations or authorizations of any governmental department or agency that are presently required for the operation of the Triple Sub Business as presently conducted have been duly obtained and are in full force and effect, and (b) no consent, authorization or approval is required to transfer such licenses, permits, registrations or authorizations to Holdings pursuant to this Agreement.
     3.10 Taxes. Except as set forth in Section 3.10 of the Triple Sub Disclosure Letter:
     (a) Triple Sub and any consolidated, combined or unitary group of which Triple Sub is or was a member has timely filed all Tax returns and reports with respect to Taxes (“Tax Returns”) which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. All such Tax Returns were true and correct in all material respects. Neither Triple nor Triple Sub is currently the beneficiary of any extension of time in which to file any Tax Return. Neither Triple nor Triple Sub has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any assessment or deficiency of Tax. On January 31, 2006, Triple Sub had no liability for Taxes (other than Income Taxes) that would have been required to be reflected in the Triple Sub Balance Sheet in accordance with GAAP, except to the extent that such Taxes are reflected, reserved against or otherwise disclosed in the Triple Sub Balance Sheet or will be paid prior to the Closing. There is no dispute or claim concerning any liability for Taxes of either Triple or Triple Sub that is either (1) claimed or raised by any authority in writing or (2) as to which any of the directors and officers (or employees responsible for Tax matters) of Triple or Triple Sub has any knowledge based upon personal contact with any agent of such authority. Triple and Triple Sub have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Triple and Triple Sub has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third Person.
     (b) No property of Triple Sub is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

     (c) Triple Sub is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing, Triple Sub shall deliver to Holdings a certificate to that effect.
     (d) Neither Triple nor Triple Sub is bound by or obligated under any tax sharing or similar agreement or arrangement.
     (e) For purposes of this Agreement, “Taxes” shall mean all federal, state, local and foreign taxes, including, without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest, penalties and additions to tax or additional amounts relating thereto, imposed by any governmental authority.
     3.11 Affiliated Transactions. Section 3.11 of the Disclosure Letter sets forth a complete and accurate list of all contracts to which Triple Sub on the one hand, and Triple and any other Affiliate of Triple on the other hand is a party.
     3.12 Brokers. Neither Triple Sub nor any of its directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.
     3.13 Labor.
     (a) Except as set forth in Section 3.13 of the Triple Sub Disclosure Letter, (i)Triple Sub does not have any contracts of employment with any of its employees, or consulting agreements with any consultants, involved in the Triple Sub Business, (ii) no union has been certified as representing any of Triple Sub’s employees involved in the Triple Sub Business and (iii) Triple Sub is not a party to or currently negotiating any collective bargaining agreements with respect to its employees involved in the Triple Sub Business.
     (b) There is not presently pending and during the last five years there has not been (i) any strike, picketing or work stoppage by any employees of Triple Sub involved in the Triple Sub Business or (ii) any application for certification of a collective bargaining agreement with respect to employees of Triple Sub involved in the Triple Sub Business. There is no lockout of any employee by Triple Sub involved in the Triple Sub Business and no such action is contemplated by Triple Sub.
     (c) To the knowledge of Triple Sub, Triple Sub is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.
     3.14 Employee Benefits.
     (a) For purposes of this Agreement, an “Employee Benefit Plan” is (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and (ii) each other retirement, deferred compensation, medical, dental, vision, disability, life insurance, flexible spending account, workers compensation, stock option, stock purchase, severance, vacation pay, change in control or incentive or bonus plan, fund, policy or arrangement. Section 3.14(a) of the Triple Sub Disclosure Letter lists each Employee Benefit Plan maintained or contributed to by Triple Sub or any of its Affiliates for current or former employees of Triple Sub involved in the Triple Sub Business (collectively, “Triple Sub Benefit Plans”).
     (b) Except as set forth in Section 3.14(b) of the Triple Sub Disclosure Letter with respect to each Assumed Triple Sub Benefit Plan (i) each such plan is in material compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms; and (ii) each such plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Triple Sub, there are no existing circumstances likely to result in the revocation of any such determination letter. There are no actions, suits or claims pending or, to Triple Sub’s Knowledge, threatened (other than routine claims for benefits) with respect to any Triple Sub Benefit Plan which are likely to result in the imposition of liability on Holdings.
     (c) Except as set forth in Section 3.14(c) of the Triple Sub Disclosure Letter, no Triple Sub Benefit Plan is a “single-employer” plan within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Triple Sub has not incurred any liability under Title IV of ERISA with respect to any Assumed Triple Sub Benefit Plan other than for PBGC premiums not yet due.
     (d) To the Knowledge of Triple Sub, no audit or investigation of any Triple Sub Benefit Plan by the IRS, the Department of Labor or the PBGC is pending or threatened.
     (e) All contributions to the Assumed Triple Sub Benefit Plans that will have been required to be made under such Assumed Triple Sub Benefit Plans will have been made or accrued as of the Closing Date.
     (f) Neither Triple Sub nor any of its ERISA Affiliates nor, to Triple Sub’s Knowledge, any other Person, has taken any action or failed to take any action with respect to any employee benefit plan maintained or contributed to or previously maintained or contributed to by Triple Sub, or any of its ERISA Affiliates for which Triple Sub or any of its Affiliates may have any liability, contingent or otherwise, or permitted any circumstance to exist that may subject Holdings or any Assumed Triple Sub Benefit Plan to any Tax, penalty, fine or other liability under the Code or ERISA.
     3.15 Environmental Matters.
     Except as set forth on Section 3.15 of the Triple Sub Disclosure Letter to the knowledge of Triple Sub:
     (a) there has not been any past or continuing release or threat of release of any Hazardous Substance in violation of Environmental Laws into the environment at, on or from the Triple Sub Real Property or any other real property currently or previously leased or owned by Triple or Triple Sub and there are no Hazardous Substances at, on or under the Triple Sub Real Property in violation of Environmental Laws;

     (b) there have been no Hazardous Substances generated by Triple Sub that have been disposed of or come to rest at any site that has been included in any federal, state or local priority list of hazardous or toxic waste sites published by any governmental body, agency or authority;
     (c) there are no, and there has never been any, underground or above-ground storage tanks located on, and no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, the Triple Sub Real Property;
     (d) a copy of any environmental investigations, studies, audits, tests, reviews or analyses relating to the Triple Sub Acquired Assets conducted by Triple Sub, or any consultant engaged by Triple Sub within the last five years have previously been provided to Holdings;
     (e) Triple Sub has operated in compliance in all material respects with all applicable Environmental Laws;
     (f) Triple Sub has not received any directive, order or notice from any government body alleging any violation of or failure to comply with Environmental Laws at the Triple Sub Real Property by Triple Sub;
     (g) Triple Sub has not received any directive, order or notice from any government body or any other Person alleging that Triple Sub is actually or potentially liable under Environmental Laws for the costs of environmental investigation or remediation of the Triple Sub Real Property, or other real property to which Hazardous Substances generated by Triple Sub were transferred for disposal; and
     (h) The Triple Sub Real Property is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.
     3.16 Intangible Property.
     (a) Except for Triple Sub Excluded Assets and except as set forth on Section 3.16 of the Triple Sub Disclosure Letter, Triple Sub owns or possesses adequate and enforceable licenses or other rights to use all Triple Sub Intangible Property used in the Triple Sub Business as currently conducted. There are no existing, or to the Knowledge of Triple Sub, overtly threatened claims of any third Person based on the use by Triple Sub, or challenging the ownership, use, scope, enforceability or validity, of any of the Triple Sub Intangible Property used in the Triple Sub Business. To the Knowledge of Triple Sub, there is no infringing use by any Person of the Triple Sub Intangible Property used in the Triple Sub Business and Triple Sub’s use of the Triple Sub Intangible Property does not infringe on the rights of any other Person.
     (b) All Triple Sub Copyrights and Triple Sub Trademarks described in Parts A and B, respectively, of Section 1.2(a)(iii) of the Disclosure Letter are transferable to Holdings without the consent of any third party.
     3.17 Insurance. All policies of insurance to which Triple Sub is a party or which provide insurance coverage to Triple Sub, taken together, provide adequate insurance coverage for the material Triple Sub Acquired Assets and Triple Sub for all risks to which the material

Triple Sub Acquired Assets are normally exposed in the ordinary course of the Triple Sub Business.
     3.18 Advertisers; Subscribers; Circulation. Except as set forth on Section 3.18 of the Triple Sub Disclosure Letter, to Triple Sub’s Knowledge, none of the advertisers that currently represent the Triple Newspapers’ ten largest advertisers intends to materially reduce such purchases. Set forth on Section 3.18 of the Triple Sub Disclosure Letter is (i) the total paid circulation and the total unpaid circulation for each Triple Newspaper as of December 31, 2005, (ii) a list of the ten businesses or entities that generated the greatest amount of advertising revenues for each Triple Newspaper during the period from January 1, 2005 through December 31, 2005, and (iii) a schedule of all sales during the period from January 1, 2005 through December 31, 2005 or commitments during such period to sell, or representations during such period that it will sell, advertising space in any Triple Newspaper to any party at a rate below the published rate for the type of advertising sold or to be sold.
     3.19 Real Property. (a) The Triple Sub Real Property complies in all material respects with all zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, ordinances, laws, rules or regulations. All of the buildings and other improvements located upon the Triple Sub Real Property are in a good state or repair, reasonable wear and tear excepted.
     (b) No condemnation proceedings have been instituted or, to the Knowledge of Triple Sub, threatened against Triple Sub or the Triple Sub Real Property.
     (c) Except as otherwise described in Section 3.19 of the Triple Sub Disclosure Letter, all buildings and structures located on the Triple Sub Real Property are located completely within the boundary lines of the Triple Sub Real Property, no buildings, structures or other improvements owned by others encroach onto or under the Triple Sub Real Property, and the Triple Sub Real Property has access to public roads. Either Triple or Triple Sub has all easements and rights necessary to conduct the Triple Sub Business on the Triple Sub Real Property in the manner presently conducted.
     3.20 Employment Matters. Since January 1, 2006, neither Triple nor Triple Sub has transferred, or permitted or solicited the transfer of, any employee involved in the Triple Sub Business to another newspaper or business owned or operated by Triple, Triple Sub or any of their Affiliates.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HOLDINGS
     Holdings represents and warrants to Triple and Triple Sub as follows:
     4.1 Organization and Good Standing. Holdings is a Delaware corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power to carry on the Holdings Business. Holdings is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that would not, in the aggregate, have a Holdings Material Adverse Effect.
     4.2 Authority. Holdings has the corporate power and corporate authority to execute and deliver this Agreement and the other Ancillary Instruments to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions provided for hereby and thereby, and all corporate action of Holdings necessary for the making and performance of this Agreement by Holdings has been duly taken. The execution, delivery and performance by Holdings of this Agreement and the other Ancillary Instruments to which it is a party do not and will not (i)(A) contravene any provisions of the certificate of incorporation or by-laws of Holdings, (B) except as set forth in Section 4.2 of the Holdings Disclosure Letter, with or without the giving of notice or the passage of time or both, result in any breach by Holdings of, or default or permitted or required acceleration of performance by Holdings under, or the creation of any Lien upon the Holdings Acquired Assets which would remain on the Holdings Acquired Assets after the Closing, or the creation in favor of any third party of any right of termination of, any contract, lease, license or other agreement to which Holdings is a party or by which Holdings or the Holdings Acquired Assets are bound, or (C) assuming that the Governmental Actions/Filings referred to in Section 4.2 of the Holdings Disclosure Letter are obtained or made, result in any violation by Holdings of any law, rule or regulation applicable to it, (ii) result in any violation by Holdings of any judgment, injunction or decree of, or any license or permit issued by, any court or governmental authority applicable to it, or (iii) assuming that the notices referred to in Section 4.2 of the Holdings Disclosure Letter are made, require any Governmental Action/Filing to be made or obtained by Holdings except (A) any federal, state or local Tax filings, and (B) any PBGC “Notice of Reportable Event” required under Section 4043(c) of ERISA. This Agreement and each of the Ancillary Instruments to which it is a party has been duly executed and delivered by Holdings. This Agreement and each of the Ancillary Instruments to which it is a party constitutes the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).
     4.3 Acquired Assets. Except (i) as set forth in Part A of Section 4.3 of the Holdings Disclosure Letter, (ii) for the Holdings Excluded Assets and (iii) for such assets that are consumed or disposed of in the ordinary course of the Holdings Business and consistent with prior practice after the date of this Agreement, the Holdings Acquired Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Holdings or any of its Affiliates and used primarily in the conduct of the Holdings Business in the manner in which the Holdings Business is now conducted.
     Except as set forth in Part B of Section 4.3 of the Holdings Disclosure Letter, Holdings does not use any assets in the conduct of the Holdings Business which in the aggregate are material to the Holdings Business and which it does not own or lease. Except as set forth in Part C of Section 4.3 of the Holdings Disclosure Letter, the tangible Holdings Acquired Assets are in good operating condition, reasonable wear and tear excepted, except for such failures to be in such good operating condition as individually or in the aggregate have not had and are not reasonably likely to have a Holdings Material Adverse Effect. The Holdings Acquired Assets constitute all of the assets necessary to conduct the Holdings Business as currently conducted.
     4.4 Title to Acquired Assets; Liens. Holdings owns good title to or has valid leasehold interests in all of the Holdings Acquired Assets and at the Closing good title to or valid leasehold interests in such Holdings Acquired Assets shall be transferred to Triple Sub, free and clear of any and all Liens except for Holdings Permitted Liens.
     4.5 Contracts and Agreements; Defaults.
     (a) Part A of Section 4.5 of the Holdings Disclosure Letter contains a list of (i) all outstanding mortgages, indentures, notes, guarantees, installment obligations or other contracts or instruments evidencing or providing any Indebtedness to which Holdings is a party and which relate primarily to the Holdings Business or by which it or any of its assets are bound and which relate primarily to the Holdings Business, (ii) all outstanding contracts containing non-competition covenants of Holdings which relate primarily to the Holdings Business, (iii) all outstanding leases to which Holdings is a party and which relate primarily to the Holdings Business or by which it is bound and which relate primarily to the Holdings Business, (iv) all outstanding contracts of Holdings to sell assets, other than in the ordinary course of business, and which relate to the Holdings Business, (v) all collective bargaining agreements of Holdings with any labor union or other employee representative or a group of employees and which relate to the Holdings Business, (vi) any joint venture or partnership agreements to which Holdings is a party relating to the Holdings Business, and (vii) all other outstanding contracts to which Holdings is a party and which relate to the Holdings Business or by which it or any of its assets are bound and which relate to the Holdings Business, which require or are likely to require the payment by Holdings of an amount, or require Holdings to provide goods or services having a fair market value or aggregate sales price, of more than $10,000 per annum, except (1) contracts entered into in the ordinary course of business of Holdings that can be terminated by Holdings on 30 or fewer days’ notice without penalty, (2) contracts for advertising with Holdings entered in the ordinary course of business, and (3) Holdings Excluded Assets. Holdings has delivered to Triple Sub a correct and complete copy of each written agreement listed on Part A of Section 4.5 of the Holdings Disclosure Letter (the “Holdings Material Contracts”).
     (b) Except as set forth in Part B of Section 4.5 of the Holdings Disclosure Letter, (i) neither Holdings, nor, to the Knowledge of Holdings, any other party to any contract, lease, license or other agreement to which Holdings is a party or by which Holdings or any of the Holdings Acquired Assets are bound (other than contracts, licenses, leases or other agreements that constitute Holdings Excluded Assets) is in material breach of or default under any such contract, lease, license or other agreement and (ii) no event has occurred which (after notice or lapse of time or both) would become a material breach or default by Holdings under any such contract, lease, license or other agreement.
     4.6 Financial Statements; Undisclosed Liabilities.
     (a) Attached as Part A of Section 4.6 of the Holdings Disclosure Letter are true and complete copies of (i) the unaudited balance sheet of the Holdings Newspapers as at

December 31, 2005 and (ii) the unaudited balance sheet of the Holdings Newspapers as at January 31, 2006 (the January 31, 2006 balance sheet is referred to as the “Holdings Balance Sheet”), and the related unaudited statements of income for the twelve month and one month periods then ended (collectively, the “Holdings Financial Statements”). Except as disclosed in Part A of Section 4.6 of the Holdings Disclosure Letter, the Holdings Financial Statements fairly present in all material respects the financial position of Holdings Newspapers as December 31, 2005 and January 31, 2006 and its results of operations for the twelve months ended December 31, 2005, and the one month period ended January 31, 2006 in accordance with GAAP.
     (b) Except for Holdings Excluded Assets and except for cash distributed to Holdings and its Affiliates, the Holdings Balance Sheet reflects all of the Holdings Acquired Assets that will be acquired by Triple Sub at the Closing other than such assets as are disposed of or consumed in the ordinary course of the Holdings Business and consistent with past practice since January 31, 2006 or such additional assets as are acquired by the Holdings Newspapers in the ordinary course of business.
     (c) Except as set forth in Part B of Section 4.6 of the Holdings Disclosure Letter or as reflected, reserved against or otherwise disclosed in the Holdings Balance Sheet and liabilities and obligations incurred in the ordinary course of business since January 31, 2006, Holdings does not have any material liabilities or obligations related to the Holdings Business that would have been required to be reflected or otherwise disclosed by Holdings in the Holdings Balance Sheet in accordance with GAAP.
     4.7 Business Since January 31, 2006. Except as disclosed in Part A of Section 4.7 of the Holdings Disclosure Letter and except as required or otherwise contemplated by this Agreement, since January 31, 2006 (i) the Holdings Business has been conducted in all material respects in the ordinary course, consistent with past practices, (ii) neither the Holdings Business nor its condition nor assets has materially adversely changed and (iii) no event or events has or have occurred that individually or in the aggregate has or have had or is or are reasonably likely to have a Holdings Material Adverse Effect. Since January 31, 2006, except as described in Part B of Section 4.7 of the Holdings Disclosure Letter, there has not been:
     (a) any material damage, destruction, or loss to the assets of Holdings outside the ordinary course of business;
     (b) any making or authorization of any capital expenditure relating to the Holdings Business by Holdings in excess of $10,000 individually or the making or authorization of capital expenditures relating to the Holdings Business by Holdings of more than $25,000 in the aggregate;
     (c) any sale, transfer, or other disposition of assets or properties, real, personal, tangible or intangible, or mixed, relating to the Holdings Business, by Holdings, other than in the ordinary course of business;
     (d) other than pursuant to existing collective bargaining agreements or pursuant to regular salary reviews in the ordinary course of business consistent with past practices, any increase in the compensation payable or to become payable to any employees or agents of Holdings that are involved in the Holdings Business, or any bonus arrangement made with any thereof; or
     (e) no material increase in the operating costs of any of the Holdings Newspapers, whether arising from or in connection with the sale or real property or otherwise, has occurred.
     4.8 Compliance with Law; Litigation; Injunctions. Holdings is not in violation in any material respect of any law, rule, permit, regulation, order, judgment or decree applicable to it, except as set forth in Part A of Section 4.8 of the Holdings Disclosure Letter. Except for the matters set forth in Part B of Section 4.8 of the Holdings Disclosure Letter, (i) there is no action, suit or other proceeding pending or, to Holdings’ Knowledge, threatened, at law or in equity, before any federal, state or municipal court, administrative agency or arbitrator against Holdings and relating to the Holdings Newspapers and (ii) Holdings is not a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority relating to the Holdings Newspapers.
     4.9 Licenses. With such exceptions as are set forth in Section 4.9 of the Holdings Disclosure Letter (a) all licenses, permits, registrations or authorizations of any governmental department or agency that are presently required for the operation of the Holdings Business as presently conducted have been duly obtained and are in full force and effect, and (b) no consent, authorization or approval is required to transfer such licenses, permits, registrations or authorizations to Triple Sub (or one or more Affiliates of Triple Sub as designated by Triple) pursuant to this Agreement.
     4.10 Taxes. Except as set forth in Section 4.10 of the Holdings Disclosure Letter:
     (a) Holdings and any consolidated, combined or unitary group of which Holdings is or was a member have timely filed all Tax Returns which are required to be filed, and all Taxes shown to be due on such Tax Returns have been timely paid. All such Tax Returns were true and correct in all material respects. Holdings is not currently the beneficiary of any extension of time in which to file any Tax Return. Holdings has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any assessment or deficiency of Tax. On January 31, 2006, Holdings had no liability for Taxes (other than Income Taxes) that would have been required to be reflected in the Holdings Balance Sheet in accordance with GAAP, except to the extent that such Taxes are reflected, reserved against or otherwise disclosed in the Holdings Balance Sheet or will be paid prior to the Closing. There is no dispute or claim concerning any liability for Taxes of Holdings that is either (1) claimed or raised by any authority in writing or (2) as to which any of the directors and officers (or employees responsible for Tax matters) of Holdings has any knowledge based upon personal contact with any agent of such authority. Holdings has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Holdings has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third Person.

     (b) No property of Holdings is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.
     (c) Holdings is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing, Holdings shall deliver to Triple Sub a certificate to that effect.
     (d) Holdings is not bound by or obligated under any tax sharing or similar agreement or arrangement.
     4.11 Affiliated Transactions. Section 4.11 of the Holdings Disclosure Letter sets forth a complete and accurate list of all contracts to which Holdings on the one hand, and any of its affiliates on the other hand, is a party.
     4.12 Brokers. Neither Holdings nor any of its directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.
     4.13 Labor.
     (a) Except as set forth in Part A of Section 4.13 of the Holdings Disclosure Letter, (i) Holdings does not have any contracts of employment with any of its employees, or consulting agreements with any consultants, involved in the Holdings Business, (ii) no union has been certified as representing any of Holdings’ employees involved in the Holdings Business, (iii) Holdings is not a party to or currently negotiating any collective bargaining agreements with respect to its employees involved in the Holdings Business, (iv) to Holdings’ Knowledge, there is no currently pending union representation activity involving any employees of Holdings involved in the Holdings Business, (v) to Holdings’ Knowledge, no demand has been made for recognition by a labor organization by or with respect to any employees of Holdings involved in the Holdings Business, and (vi) none of the employees of Holdings involved in the Holdings Business is represented by any labor union or organization. Except as set forth in, Part B of Section 4.13 of the Holdings Disclosure Letter, there are no pending or, to Holdings Knowledge, overtly threatened (i) claims of employment discrimination, wage and hour claims, OSHA claims, unemployment claims or worker’s compensation claims or (ii) unfair labor practice claims before the National Labor Relations Board.
     (b) There is not presently pending and during the last five years there has not been (i) any strike, picketing or work stoppage by any employees of the Holdings Newspapers or (ii) any application for certification of a collective bargaining agreement. There is no lockout of any employee by Holdings involved in the Holdings Business, and no such action is contemplated by Holdings.
     (c) To the knowledge of Holdings, Holdings is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.

     4.14 Employee Benefits.
     (a) Section 4.14(a) of the Holdings Disclosure Letter lists each Employee Benefit Plan maintained or contributed to by Holdings or any of its Affiliates for current or former employees of Holdings (collectively, “Holdings Benefit Plans”).
     (b) Except as set forth in Section 4.14(b) of the Holdings Disclosure with respect to each Assumed Holdings Benefit Plan, (i) each such plan is in material compliance with all applicable laws and regulations and has been administered substantially in accordance with its terms; and (ii) each such plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Knowledge of Holdings, there are no existing circumstances likely to result in the revocation of any such determination letter. There are no actions, suits or claims pending or, to Holdings’ Knowledge, threatened (other than routine claims for benefits) with respect to any Holdings Benefit Plan which are likely to result in the imposition of liability on Triple Sub.
     (c) Except as set forth in Section 4.14(c) of the Holdings Disclosure Letter, no Holdings Benefit Plan is a “single-employer” plan within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Holdings has not incurred any liability under Title IV of ERISA with respect to any Assumed Holdings Benefit Plan other than for PBGC premiums not yet due.
     (d) To the Knowledge of Holdings, no audit or investigation of any Holdings Benefit Plan by the IRS, the Department of Labor or the PBGC is pending or threatened.
     (e) All contributions to the Assumed Holdings Benefit Plans that will have been required to be made under such Assumed Holdings Benefit Plans will have been made or accrued as of the Closing Date.
     (f) Neither Holdings nor any of its ERISA Affiliates nor, to Holdings’ Knowledge, any other Person, has taken any action or failed to take any action with respect to any employee benefit plan maintained or contributed to or previously maintained or contributed to by Holdings or any of their ERISA Affiliates for which Holdings or any of its Affiliates may have any liability, contingent or otherwise, or permitted any circumstance to exist that may subject Triple Sub or any Assumed Holdings Benefit Plan to any Tax, penalty, fine or other liability under the Code or ERISA.
     4.15 Environmental Matters. Except as set forth on Section 4.15 of the Holdings Disclosure Letter and to the knowledge of Holdings:
     (a) there has not been any past or continuing release or threat of release of any Hazardous Substance in violation of Environmental Laws into the environment at, on or from the Holdings Real Property or any other real property currently or previously leased or owned by Holdings and there are no Hazardous Substances at, on or under the Holdings Real Property in violation of Environmental Laws;

     (b) there have been no Hazardous Substances generated by Holdings that have been disposed of or come to rest at any site that has been included in any federal, state or local priority list of hazardous or toxic waste sites published by any governmental body, agency or authority;
     (c) there are no, and there has never been any, underground or above-ground storage tanks located on, and no PCBs or PCB-containing equipment used or stored on, the Holdings Real Property;
     (d) a copy of any environmental investigations, studies, audits, tests, reviews or analyses relating to the Holdings Acquired Assets conducted by Holdings or any consultant engaged by Holdings within the last five years have previously been provided to Triple Sub;
     (e) Holdings has operated in compliance in all material respects with all applicable Environmental Laws;
     (f) Holdings has not received any directive, order or notice from any government body alleging any violation of or failure to comply with Environmental Laws at the Holdings Real Property by Holdings;
     (g) Holdings has not received any directive, order or notice from any government body or any other Person alleging that Holdings is actually or potentially liable under Environmental Laws for the costs of environmental investigation or remediation of the Holdings Real Property, or other real property to which Hazardous Substances generated by Holdings were transferred for disposal; and
     (h) The Holdings Real Property is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.
     4.16 Intangible Property.
     (a) Except for Holdings Excluded Assets and except as set forth on Section 4.16 of the Holding Disclosure Letter, Holdings owns or possesses valid, adequate and enforceable licenses or other rights to use all Holdings Intangible Property used in the Holdings Business as currently conducted. There are no existing, or to the Knowledge of Holdings, overtly threatened claims of any third Person based on the use by Holdings, or challenging the ownership, use, scope, enforceability or validity, of any of the Holdings Intangible Property used in the Holdings Business. To the Knowledge of Holdings, there is no infringing use by any Person of the Holdings Intangible Property used in the Holdings Business. Holdings’ use of the Holdings Intangible Property does not infringe on the rights of any other Person.
     (b) All Holdings Copyrights and Holdings Trademarks described in Parts A and B, respectively, of Section 1.2(b)(iii) of the Holdings Disclosure Letter are transferable to Triple Sub without the consent of any third party.
     4.17 Insurance. All policies of insurance to which Holdings is a party or which provide insurance coverage to Holdings, taken together, provide adequate insurance coverage for the material Holdings Acquired Assets and Holdings for all risks to which the material Holdings

Acquired Assets and Holdings are normally exposed in the ordinary course of the Holdings Business.
     4.18 Advertisers; Subscribers; Circulation. To Holdings’ Knowledge, none of the advertisers that currently represent the Holdings Newspapers’ ten largest advertisers intends to materially reduce such purchases. Set forth on Section 4.18 of the Holdings Disclosure Letter is (i) the total paid circulation and the total unpaid circulation for each Holdings Newspaper as of December 31, 2005, (ii) a list of the ten businesses or entities that generated the greatest amount of advertising revenues for each Holdings Newspaper during the period from January 1, 2005 through December 31, 2005 and (iii) a schedule of all sales during the period from January 1, 2005 through December 31, 2005 or commitments during such period to sell, or representations during such period that it will sell, advertising space in any Holdings Newspaper to any party at a rate below the published rate for the type of advertising sold or to be sold.
     4.19 Real Property. (a) The Holdings Real Property complies in all material respects with all zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, ordinances, laws, rules or regulations. All of the buildings and other improvements located upon the Holdings Real Property are in a good state or repair, reasonable wear and tear excepted.
     (b) No condemnation proceedings have been instituted or, to the Knowledge of Holdings, threatened against Holdings or the Holdings Real Property.
     (c) Except as otherwise described in Section 4.19 of the Holdings Disclosure Letter, all buildings and structures located on the Holdings Real Property are located completely within the boundary lines of the Holdings Real Property, no buildings, structure or other improvements owned by others encroach onto or under the Holdings Real Property, and the Holdings Real Property has access to public roads. Holdings has all easements and rights necessary to conduct the Holdings Business on the Holdings Real Property in the manner presently conducted.
     4.20 Employment Matters. Since January 1, 2006, Holdings has not transferred, or permitted or solicited the transfer of, any employee involved in the Holdings Business to another newspaper or business owned or operated by Holdings or any of its Affiliates.
ARTICLE 5
INTENTIONALLY LEFT BLANK
ARTICLE 6.
CONDITIONS TO THE OBLIGATIONS OF TRIPLE SUB
     6.1 Triple Sub’s Closing Conditions. The obligations of Triple Sub under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Triple Sub in its absolute discretion:
     (a) Representations, Warranties, Covenants.
     (i) The representations and warranties of Holdings contained in Article 4 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement) provided, however, if any such representation or warranty is already qualified by materiality in any manner (including, but not limited to, any materiality qualification contained in a definition of a capitalized term used in such representation or warranty), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects;
     (ii) Holdings shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and
     (iii) Holdings shall have furnished Triple Sub with a certificate, dated the Closing Date and duly executed on behalf of Holdings by an officer of Holdings, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 6.1(a) have been satisfied.
     (b) Proceedings. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the Ancillary Instruments, the result of which could prevent, or in any way limit or make illegal, the consummation of such transactions or operation of the Holdings Newspapers after the Closing. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.
     (c) Consents Under Contracts. Holdings shall have obtained and delivered to Triple Sub all consents, waivers and approvals required under any Holdings Material Contract (without any materially adverse provision or condition) to (i) permit the valid execution, delivery and performance by Holdings of this Agreement and the Ancillary Instruments or (ii) prevent any Holdings Material Contract from terminating or being amended prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby and thereby.
     (d) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Ancillary Instruments shall have consented to, authorized, permitted or approved such transactions, and the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulated thereunder (the “HSR Act”), applicable to the transactions contemplated by this Agreement and the Ancillary Instruments shall have expired or been terminated without any condition attached to such expiration or termination.
     (e) Noncompetition/Nonsolicitation Agreement. Holdings, Triple and Triple Sub shall have entered into a Noncompetition/Nonsolicitation Agreement, dated the Closing Date, in the form of Exhibit H attached hereto.
     (f) Real Estate Documents. Triple Sub shall have obtained, at Triple Sub’s expense, each of the following, in form and substance reasonably satisfactory to Triple, covering the Holdings Real Property.
     (i) An ALTA 1990 owner’s title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey and comprehensive endorsements) insuring title in Triple Sub (or one or more Affiliates of Triple Sub designated by Triple) of each parcel of Holdings Real Property and all recorded easements appurtenant thereto upon Closing, subject only to the Holdings Permitted Liens, in the amount set forth with respect to each such parcel on Exhibit I attached hereto, together in each case with any title insurance affidavit signed by Holdings or its Affiliates required by the title insurance company issuing such policy and copies of all documents referenced in the policy as exceptions.
     (ii) An as-built survey relating to each parcel of Holdings Real Property which survey shall: (i) indicate the location, legal description and area and square feet of each parcel of Holdings Real Property, (ii) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (iii) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements, (iv) identify which portions of Holdings Real Property are located in a 100 year flood plain area as identified under the National Flood Insurance Program and (v) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1992) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.
Holdings shall have delivered to Triple Sub such other documents as may be reasonably necessary to consummate the acquisition of the Holdings Real Property effected through a “New York style” escrow closing, including, but not limited to, escrow instructions, any releases and settlement agreements from existing creditors of Holdings or its Affiliates which may be necessary to assure delivery of title to the Holdings’ Real Property (including, but not limited to, the Holdings Real Property owned by Affiliates of Holdings), subject only to Holdings Permitted Liens.
     (g) Environmental Reports. Triple Sub shall have obtained, at Triple Sub’s expense, an environmental assessment evaluation report with respect to each parcel of the Holdings Real Property designated by Triple Sub (the “Holdings Environmental Reports”) from an environmental consultant selected, and directed as to the scope thereof, by Triple Sub and shall be satisfied, in Triple’s Sub’s sole discretion, that such Holdings Environmental Reports do not disclose conditions or the possibility of conditions which (a) might be expected to impose a material liability on Triple Sub (or one or more Affiliates of Triple Sub) under applicable laws for clean-up or other costs or (b) may make it difficult to obtain financing secured by the Holdings Real Property.
     (h) Consents under Triple Credit Arrangements. Triple shall have received all consents, waivers and approvals required under any of its credit arrangements to consummate and finance the transactions contemplated by this Agreement and the Ancillary Instruments.
     (i) Closing Documents. Holdings shall have delivered to Triple Sub the documents specified in Section 2.3(b) hereof, including, without limitation, an Assignment of Lease for any Holdings Real Property leased by Holdings, together with appropriate consents to the assignment of such leases from the landlords of such real property if such consents are required under the terms of the lease;
     (j) Operating Cash Flow. The consolidated Operating Cash Flow of the Holdings Newspapers for the fiscal year ending December 31, 2005 shall be equal to or greater than $2,000,000.
ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF HOLDINGS
     7.1 Holdings’ Closing Conditions. The obligations of Holdings under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by Holdings in its absolute discretion:
     (a) Representations, Warranties, Covenants.
     (i) The representations and warranties of Triple Sub and Triple contained in Article 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made, as written herein, immediately prior to the Closing (except to the extent changes are permitted, required or otherwise contemplated pursuant to this Agreement) provided, however, if any such representation or warranty is already qualified by materiality in any manner (including, but not limited to, any materiality qualification contained in a definition of a capitalized term used in such representation or warranty), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects;
     (ii) Triple Sub and Triple shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them at or prior to the Closing; and
     (iii) Triple Sub and Triple shall have furnished Holdings with a certificate, dated the Closing Date and duly executed on behalf of Triple Subs and Triple by an officer of Triple Sub and Triple, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 7.1(a) have been satisfied.
     (b) Proceedings. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the Ancillary Instruments, the result of which could prevent, or in any way limit or make illegal, the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.
     (c) Consents Under Contracts. Triple and Triple Sub shall have obtained and delivered to Holdings all consents, waivers and approvals required under any Triple Sub Material Contract (without any materially adverse provision or condition) to (i) permit the valid execution, delivery and performance by Triple and Triple Sub of this Agreement and the Ancillary Instruments or (ii) prevent any Triple Sub Material Contract from terminating or being amended prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby and thereby.
     (d) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the Ancillary Instruments shall have consented to, authorized, permitted or approved such transactions, and the waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Instruments shall have expired or been terminated without any condition attached to such expiration or termination.
     (e) Noncompetition/Nonsolicitation Agreement. Holdings, Triple and Triple Sub shall have entered into a Noncompetition/Nonsolicitation Agreement, dated the Closing Date, in the form of Exhibit H attached hereto.
     (f) Real Estate Documents. Holdings shall have obtained, at Holdings’ expense, each of the following, in form and substance reasonably satisfactory to Holdings, covering the Triple Sub Real Property:
     (i) An ALTA 1990 owner’s title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey and comprehensive endorsements) insuring title in Holdings of each parcel of Triple Sub Real Property and all recorded easements appurtenant thereto upon Closing, subject only to the Triple Sub Permitted Liens, in the amount set forth with respect to each such parcel on Exhibit J, together in each case with any title insurance affidavit signed by Triple, Triple Sub or their Affiliates required by the title insurance company issuing such policy and copies of all documents referenced in the policy as exceptions.

     (ii) An as-built survey relating to each parcel of Triple Sub Real Property which survey shall: (i) indicate the location, legal description and area and square feet of each parcel of Triple Sub Real Property, (ii) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (iii) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements, (iv) identify which portions of the Triple Sub Real Property are located in a 100 year flood plain area as identified under the National Flood Insurance Program and (v) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1992) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.
Triple and Triple Sub shall have delivered to Holdings such other documents as may be reasonably necessary to consummate the acquisition of the Triple Sub Real Property effected through a “New York style” escrow closing, including, but not limited to, escrow instructions, any releases and settlement agreements from existing creditors of Triple, Triple Sub or their Affiliates which may be necessary to assure delivery of title to the Triple Sub Real Property (including, but not limited to, the Triple Sub Real Property owned by Affiliates of Triple or Triple Sub), subject only to Triple Sub Permitted Liens.
     (g) Environmental Reports. Holdings shall have obtained, at Holdings’ expense, an environmental assessment evaluation report with respect to each parcel of the Triple Sub Real Property designated by Holdings (the “Triple Sub Environmental Reports”) from an environmental consultant selected, and directed as to the scope thereof, by Holdings and shall be satisfied, in Holdings’ sole discretion, that such Triple Sub Environmental Reports do not disclose conditions or the possibility of conditions which (a) might be expected to impose a material liability on Holdings under applicable laws for clean-up or other costs or (b) may make it difficult to obtain financing secured by the Triple Sub Real Property.
     (h) Consents under Holdings Arrangements. Holdings shall have received all consents, waivers and approvals required under any of its credit arrangements to consummate and finance the transactions contemplated by this Agreement and the Ancillary Instruments.
     (i) Closing Documents. Triple and Triple Sub shall have delivered to Holdings the documents specified in Section 2.3(a) hereof.
     (j) Operating Cash Flow. The consolidated Operating Cash Flow of the Triple Newspapers for the fiscal year ending December 31, 2005 shall be equal to or greater than $2,000,000.
ARTICLE 8
SURVIVAL; INDEMNIFICATION
     8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, the Triple Sub Disclosure Letter, the Holdings Disclosure Letter or in any exhibit, certificate, agreement, document or statement delivered pursuant hereto (an “Ancillary Instrument”) shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement or any Ancillary Instrument, respectively, shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twenty-four months after the Closing Date, except that (1) the representations and warranties contained in Sections 3.10, 3.14, 3.15, 4.10, 4.14 and 4.15 hereof shall terminate on, and no claim or action with respect thereto may be brought after, the expiration date of the applicable statute of limitations (giving effect to any waiver, stay or extension thereof), and (2) the representations and warranties contained in Sections 3.4 and 4.4 hereof shall survive in perpetuity. The representations and warranties which terminate on the date that is twenty-four months after the Closing Date, and upon the expiration date of the applicable statute of limitations (giving effect to any waiver, stay or extension thereof), and the liability of any party hereto with respect thereto pursuant to this Article 8 shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (as defined in Section 8.2(c)) has been given written notice setting forth the material facts upon which the claim for indemnification is based and, if feasible, a reasonable estimate of the amount of the claims prior to the date that is twenty-four months after the Closing Date or after expiration of the applicable statute of limitations, as the case may be.
     8.2 Indemnification. The parties hereto shall indemnify each other as set forth below:
     (a) Subject to Section 8.1 and to the other provisions of this Section 8.2, from and after the Closing, Triple Sub and Triple hereby agree to jointly and severally indemnify and hold harmless Holdings from, and to reimburse Holdings for any Losses (including, without limitation, any reasonable Legal Expenses) which result from or arise out of:
     (i) the breach of any representation or warranty of Triple or Triple Sub contained in this Agreement or any Ancillary Instrument;
     (ii) the breach by Triple or Triple Sub of, or failure by Triple or Triple Sub, to perform any of its respective covenants or agreements contained in this Agreement or any Ancillary Instrument; or
     (iii) the Triple Sub Retained Liabilities;
     (iv) the Holdings Assumed Liabilities;
     (v) the operation of the Holdings Business or the ownership of the Holdings Acquired Assets following the Closing; or
     (vi) non-compliance with any applicable bulk sales law insofar as it relates to the Holdings Acquired Assets;
provided, however, that (A) Triple and Triple Sub shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 8.2(a) until the cumulative aggregate amount of such Losses exceeds $50,000 (the “Triple Sub Basket Amount”), in which case Triple and Triple Sub shall then be liable only for such Losses in excess of the Triple Sub Basket Amount and(B) the cumulative aggregate indemnity obligation of Triple and Triple Sub under Section 8.2(a)(i) shall in no event exceed $4.0 million.

     As used herein, “Legal Expenses” shall mean the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.
     (b) Subject to Section 8.1 and to the other provisions of this Section 8.2, from and after the Closing, Holdings hereby agrees to indemnify and hold harmless Triple and Triple Sub from, and to reimburse Triple and Triple Sub for any Losses (including, without limitation, any reasonable Legal Expenses) which result from or arise out of:
     (i) the breach of any representation or warranty of Holdings contained in this Agreement or any Ancillary Instrument;
     (ii) the breach by Holdings of or failure by Holdings to perform any of its respective covenants or agreements contained in this Agreement or any Ancillary Instrument; or
     (iii) the Holdings Retained Liabilities;
     (iv) the Triple Sub Assumed Liabilities;
     (v) the operation of the Triple Sub Business or the ownership of the Triple Sub Acquired Assets following the Closing; or
     (vi) non-compliance with any applicable bulk sales law insofar as it relates to the Triple Sub Acquired Assets;
provided, however, that (A) Holdings shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 8.2(b), until the cumulative aggregate amount of such Losses exceeds $50,000 (the “Holdings Basket Amount”), in which case Holdings shall then be liable only for such Losses in excess of the Holdings Basket Amount and (B) the cumulative aggregate indemnity obligation of Holdings under Section 8.2(b)(i) shall in no event exceed $4.0 million.
     (c) As promptly as practicable, and in any event within 30 days, after Holdings or any of its Affiliates, on the one hand, or Triple or Triple Sub or any of their Affiliates, on the other hand, shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 8.2(c) and of the terms defined in this Section 8.2(c), that the Triple Sub Basket Amount or the Holdings Basket mount, as the case may be, was zero) by Section 8.2(a) or (b) (an “Indemnification Event”), the party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within 30 days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular

Indemnification Event, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure (and, to such extent, all Losses resulting from such Indemnification Event shall be disregarded for purposes of determining whether the Triple Sub Basket Amount or the Holdings Basket Amount, as the case may be, has been exceeded).
     (d) If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 8.2(a) or (b), as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim, such approval not to be unreasonably withheld or delayed, if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Indemnified Party or (y) in the case of a settlement, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability in respect of such Third-Party Claim. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith except as provided below. If the Indemnifying Party does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 8.2(d) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for (subject to, and not disregarding, the provisos to Section 8.2(a) and 8.2(b)) in) Section 8.2(a) or (b), as appropriate. Notwithstanding the foregoing provisions of this Section 8.2(d), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event (x) the Indemnifying Party shall cease to have any obligation under Section 8.2(a) or (b), as the case may be, in respect of such Third-Party Claim and (y) all Losses resulting from such Third-Party Claim will not be considered for purposes of determining whether the Triple Sub Basket Amount or the Holdings Basket Amount, as the case may be, has been exceeded. The Indemnifying Party shall not be liable under this Section 8.2 for any settlement or compromise effected without its consent.
     (e) The Indemnified Party and the Indemnifying Party shall each cooperate (and shall each cause its Affiliates to cooperate) with the other in the defense of any Third-Party Claim pursuant to Section 8.2(d). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.
     (f) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.
     (g) The rights and remedies of Holdings and Triple and Triple Sub under this Section 8.2 are exclusive and in lieu of any and all other rights and remedies which Holdings or Triple and Triple Sub, as the case may be, may have against the other, under this Agreement or otherwise, (i) with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by Triple and Triple Sub or Holdings in or pursuant to this Agreement, the Triple Sub Disclosure Letter, the Holdings Disclosure Letter or any Ancillary Instrument or (y) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or in any Ancillary Instrument or (ii) with respect to the transactions contemplated by this Agreement. All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 8.2(c) hereof and, to the extent applicable to such claims, within the relevant time period set forth in Section 8.1 hereof.
     (h) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.
     (i) Any payment made by Holdings or Triple and Triple Sub pursuant to this Section 8.2 shall be deemed an adjustment in the purchase price.
ARTICLE 9
TERMINATION
     9.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing:
     (a) by the mutual written consent of Triple Sub and Holdings;
     (b) by either Triple Sub or Holdings, if the Closing has not taken place by June 30, 2006 and the terminating party is not in material breach of its obligations hereunder; or
     (c) by either Triple Sub or Holdings, if any court or governmental body of competent jurisdiction in the United States shall have issued an order, stay, judgment or decree, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such order, stay, judgment, decree, or other action, shall have become final and non-appealable.

     If Triple Sub, Triple or Holdings shall terminate this Agreement pursuant to the foregoing provisions of this Section 9.1, such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made.
     9.2 Liabilities Upon Termination. Except for the terms of Section 11.2 hereof (and, to the extent relevant thereto, the terms of Sections 8.2, 11.4, 11.5, 11.6, 11.7, 11.14, 11.16, 11.17, 11.19 and 11.20 hereof), which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1 hereof this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in Section 9.1 or this Section 9.2 shall relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein (and the terms of Sections 8.2, 11.4, 11.5, 11.6, 11.7, 11.14, 11.16, 11.17, 11.19 and 11.20 hereof shall apply to any such failure). Notwithstanding anything to the contrary set forth herein, no party shall have any liability to the other parties hereto arising out of any breach of a representation or warranty as set forth in this Agreement or in any Ancillary Instrument, if such party had Knowledge of such breach prior to the closing; provided, however, this provision shall not apply in the case of any intentional misrepresentation or fraud on the part of the party in breach.
ARTICLE 10
EMPLOYEE AND CERTAIN TAX MATTERS
     10.1 Triple Sub Employee Matters.
     (a) (i) Triple Sub shall, after notifying Holdings of its intent thereto and after first allowing Holdings to be present at and to participate during or in connection with such notification (if Holdings desires), provide all current Triple Sub employees involved in the Triple Sub Business with all appropriate notification of the sale of the Triple Sub Business and the termination of each such employee’s employment with Triple Sub as a result thereof.
          (ii) Holdings shall have no obligation to hire any of Triple Sub’s current or former employees involved in the Triple Sub Business. Holdings shall have the right to review all employment records and files of the Triple Sub involving the Triple Sub Business, and to interview current Triple Sub employees involved in the Triple Sub Business for employment after the Closing Date Any employee of Triple Sub involved in the Triple Sub Business who commences employment with Holdings is referred to herein as a “Triple Sub Transferred Employee.”
     (b) Each employee benefit plan, fund, policy or arrangement established or maintained by Holdings or its Affiliates for Triple Sub Transferred Employees (“Holdings Plan”) shall grant credit to each Triple Sub Transferred Employee for all service on or prior to the Closing Date with Triple Sub or any predecessor or Affiliate of Triple Sub, for all purposes; provided, however, that credit for such service shall not be required for any purpose under any post-retirement medical or life insurance plan or for purposes of benefit accrual under a “defined benefit plan”, within the meaning of Section 3(35) of ERISA; and provided further, that any Holdings Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Triple Sub Transferred Employee is entitled under any comparable Triple Sub Benefit Plan on or prior to the Closing.
     (c) Effective as of the Closing, Holdings shall establish or maintain a group health plan which shall cover all Triple Sub Transferred Employees and their family members who immediately prior to the Closing were covered under any group health plan maintained by Triple Sub. Any such group health plan established or maintained by Holdings shall (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Triple Sub prior to the Closing and (iii) grant credit (for purposes of annual deductibles) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.
     (d) Triple Sub’s 401(k) Plan shall be amended, if necessary, to permit Triple Sub Transferred Employees to receive a distribution of their accounts under such plan within a reasonable period following the Closing Date to the extent permitted by law. Holdings’ 401(k) Plan shall be amended, if necessary, to accept rollovers of such distributions from Triple Sub’s 401(k) Plan (in cash) for electing Triple Sub Transferred Employees to the extent such distributions are eligible for rollover treatment under Section 402 of the Code, and Holdings will accept all such rollovers.
     (e) Holdings will assume and satisfy Triple Sub’s liability with respect to all incurred and unpaid vacation pay to which Triple Sub Transferred Employees are entitled, if any, as of the Closing Date, either by providing such employees with their eligible paid vacation time or a payment in lieu thereof consistent with Holdings’ past practices. The Triple Sub Transferred Employees will receive credit for past service with Triple Sub and its Affiliates in determining the amount of paid vacation to which they may become entitled after the Closing Date in accordance with Holdings’ vacation policies in effect from time to time.
     (f) Triple Sub shall be responsible for providing long-term disability benefits to any current or former employees of Triple Sub who are receiving long-term disability benefits as of the Closing in accordance with the terms of Triple Sub’s long-term disability plan and to any employees on short-term disability leave as of the Closing who subsequently qualify for long-term disability benefits.
     (g) Triple Sub shall be responsible for any covered claims incurred by any Triple Sub Transferred Employee under Triple Sub’s medical or dental plans prior to the Closing in accordance with the terms of such plans. Holdings shall be responsible for any claims incurred by any Triple Sub Transferred Employee participating in Holdings’ medical or dental plans after the Closing, to the extent such claims are covered by, and in accordance with the terms of, Holdings’ plans.
     (h) Triple Sub shall be responsible for providing continuation of group health coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA (“COBRA”) to any current or former employees of Triple Sub or any “qualified beneficiary”

(within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a “qualifying event” (within the meaning of Section 4980B of the Code) under any Triple Sub Benefit Plan on or prior to the Closing. Holdings shall not require, recommend or encourage any Triple Sub Transferred Employee to elect continuation of coverage under a Triple group health plan pursuant to COBRA. Holdings shall be responsible for providing COBRA coverage to any Triple Sub Transferred Employee or any “qualified beneficiary” of a Triple Sub Transferred Employee who incurs a “qualifying event” under any Holdings Benefit Plan after the Closing.
     (i) Triple Sub shall be responsible for providing any post-retirement medical and life insurance benefits to any employees or former employees of Triple Sub (and their family members) in accordance with the terms of Triple Sub’s Plans, if applicable.
     (j) Triple Sub shall be responsible for any workers compensation claims which are reported or incurred by any Triple Sub Transferred Employee prior to the Closing Date. Holdings shall be responsible for any workers compensation claims which are incurred by any Triple Sub Transferred Employee on or after the Closing Date.
     (k) With respect to any other Triple Sub Benefit Plans not specifically addressed in this Article 10, including but not limited to pension plans, deferred compensation plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Triple Sub shall retain all liability for benefits accrued or expenses incurred on or prior to the Closing Date for any Triple Sub Transferred Employee and Holdings shall have no liability therefor.
     (l) The parties agree that, to the extent permissible under applicable law (i) Holdings shall be a successor employer with respect to the Triple Sub Transferred Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. §§ 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. §§ 3301-3311, and (ii) to the extent that Holdings elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Triple Sub and Holdings agree to provide each other with such wage, tax and other information as may reasonably be required for those purposes.
     (m) Triple Sub shall, upon the request of Holdings, deliver such documents, personnel or benefit information and other information in its possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the Holdings Plans. Such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.
     10.2 Holdings Employee Matters.
     (a) (i) Holdings shall, after notifying Triple Sub of its intent thereto and after first allowing Triple Sub to be present at and to participate during or in connection with such notification (if Triple Sub desires), provide all current Holdings employees involved in the Holdings Business with all appropriate notification of the sale of the Holdings Business and the termination of each such employee’s employment with Holdings as a result thereof.

          (ii) Triple Sub shall have no obligation to hire any of Holdings current or former employees involved in the Holdings Business. Triple Sub shall have the right to review all employment records and files of Holdings involving the Holdings Business, and to interview current Holdings employees involved in the Holdings Business for employment after the Closing Date. Any employee of Holdings involved in the Holdings Business who commences employment with Triple Sub (or one or more Affiliates of Triple Sub designated by Triple) is referred to herein as a “Holdings Transferred Employee.”
     (b) Each employee benefit plan, fund, policy or arrangement established or maintained by Triple Sub or its Affiliates for Holdings Transferred Employees (“Triple Sub Plan”) shall grant credit to each Holdings Transferred Employee for all service on or prior to the Closing Date with Holdings or any predecessor or Affiliate of the foregoing, for all purposes; provided, however, that credit for such service shall not be required for any purpose under any post-retirement medical or life insurance plan or for purposes of benefit accrual under a “defined benefit plan”, within the meaning of Section 3(35) of ERISA; and provided further, that any Triple Sub Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Holdings Transferred Employee is entitled under any comparable Holdings Benefit Plan on or prior to the Closing.
     (c) Effective as of the Closing, Triple Sub shall establish or maintain a group health plan which shall cover all Holdings Transferred Employees and their family members who immediately prior to the Closing were covered under any group health plan maintained by Holdings. Any such group health plan established or maintained by Triple Sub shall (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by Holdings prior to the Closing and (iii) grant credit (for purposes of annual deductibles) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.
     (d) Holdings’ 401(k) Plan shall be amended, if necessary, to permit Holdings Transferred Employees to receive a distribution of their accounts under such plan within a reasonable period following the Closing Date. Triple Sub’s 401(k) Plan shall be amended, if necessary, to accept rollovers of such distributions from Holdings’ 401(k) Plan (in cash) for electing Holdings Transferred Employees to the extent such distributions are eligible for rollover treatment under Section 402 of the Code, and Triple Sub will accept all such rollovers.
     (e) Triple Sub will assume and satisfy Holdings’ liability with respect to all incurred and unpaid vacation pay to which Holdings Transferred Employees are entitled, if any, as of the Closing Date, either by providing such employees with their eligible paid vacation time or a payment in lieu thereof consistent with Triple Sub’s past practices. Triple Sub will give the Holdings Transferred Employees credit for past service with Holdings and its Affiliates in determining the amount of paid vacation to which they may become entitled after the Closing Date, in accordance with Triple Sub’s vacation policies in effect from time to time.
     (f) Holdings shall be responsible for providing long-term disability benefits to any current or former employees of Holdings who are receiving long-term disability benefits as of the Closing in accordance with the terms of Holdings’ long-term disability plan and to any employees on short-term disability leave as of the Closing who subsequently qualify for long-term disability benefits.
     (g) Holdings shall be responsible for any covered claims incurred by any Holdings Transferred Employee under Holdings’ medical, dental or vision plans prior to the Closing in accordance with the terms of such plans. Triple Sub shall be responsible for any claims incurred by any Holdings Transferred Employee participating in Triple Sub’s medical, dental or vision plans after the Closing, to the extent such claims are covered by, and in accordance with the terms of, Triple Sub’s plans.
     (h) Holdings shall be responsible for providing COBRA coverage to any current or former employee of Holdings or any “qualified beneficiary” (within the meaning of Section 4980B of the Code) of any such current or former employee who has incurred a “qualifying event” (within the meaning of Section 4980B of the Code) under any Holdings Benefit Plan on or prior to the Closing. Triple Sub shall not require, recommend or encourage any Holdings Transferred Employee to elect continuation of coverage under a Holdings group health plan pursuant to COBRA. Triple Sub shall be responsible for providing COBRA coverage to any Holdings Transferred Employee or any “qualified beneficiary” of a Holdings Transferred Employee who incurs a “qualifying event” under any Triple Sub Benefit Plan after the Closing.
     (i) Holdings shall be responsible for providing any post-retirement medical and life insurance benefits to any employees or former employees of Holdings (and their family members) in accordance with the terms of Holdings’ Plans, if applicable.
     (j) Holdings shall be responsible for any workers compensation claims which are reported or incurred by any Holdings Transferred Employee prior to the Closing Date. Triple Sub shall be responsible for any workers compensation claims which are incurred by any Holdings Transferred Employee on or after the Closing Date.
     (k) With respect to any other Holdings Benefit Plans not specifically addressed in this Article 10, including but not limited to pension plans, deferred compensation plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Holdings shall retain all liability for benefits accrued or expenses incurred on or prior to the Closing Date for any Holdings Transferred Employee and Triple Sub shall have no liability therefor.
     (l) The parties agree that, to the extent permissible under applicable law (i) Triple Sub shall be a successor employer with respect to the Holdings Transferred Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. §§ 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. §§ 3301-3311, and (ii) to the extent that Triple Sub elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Holdings, on the one hand, and Triple Sub on the other, agree to provide each other with such wage, tax and other information as may reasonably be required for those purposes.
     (m) Holdings shall, upon the request of Triple Sub deliver such documents, personnel or benefit information and other information in their possession, as may be necessary or desirable from time to time for the administration, analysis and operation of the Triple Sub Plans. Such documents and information may be provided at such times and in such form (including any electronic media) as may reasonably be requested by either party.
     10.3 Certain Tax Matters. All federal, state, local and other transfer, sales and use Taxes imposed upon the transfer to Triple Sub (or one or more Affiliates of Triple Sub as designated by Triple) of the Holdings Acquired Assets or to Holdings of the Triple Sub Acquired Assets as contemplated by this Agreement will be shared equally by Triple Sub on the one hand and Holdings on the other.
ARTICLE 11
MISCELLANEOUS
     11.1 Exclusivity of Representations; Reliance on Representations.
     (a) THE REPRESENTATIONS AND WARRANTIES MADE BY TRIPLE SUB, TRIPLE AND HOLDINGS, RESPECTIVELY, IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF TRIPLE SUB, TRIPLE AND HOLDINGS RESPECTIVELY. TRIPLE SUB, TRIPLE AND HOLDINGS EACH HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY TRIPLE SUB, TRIPLE OR ANY OTHER PERSON TO HOLDINGS OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY HOLDINGS OR ANY OTHER PERSON TO TRIPLE SUB, TRIPLE, ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (b) Holdings represents and warrants to Triple Sub and Triple that in making its decision to enter into this Agreement it is not relying on any information provided or statements made by Triple Sub, Triple or any of their respective agents, representatives, employees or affiliates other than the specific representations and warranties made by Triple Sub and Triple in this Agreement.
     (c) Triple Sub and Triple jointly and severally represent and warrant to Holdings that in making their decision to enter into this Agreement they are not relying on any information provided or statements made by Holdings or any of their respective agents, representatives, employees or affiliates other than the specific representations and warranties made by Holdings in this Agreement.
     11.2 Expenses. Except as expressly set forth in this Section 11.2 and Section 10.3 and Section 11.13, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith. Notwithstanding the foregoing, the fees of all filings required under the HSR Act in connection with the transactions contemplated by this Agreement and the Ancillary Instruments will be shared equally by the parties.
     11.3 Further Assurances; Bulk Transfer. Subject to Section 9.1 hereof, from time to time prior to, at and after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement. The parties hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.
     11.4 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:
     If to Triple Sub or Triple:
Triple Crown Media, Inc.
546 East Main Street
Lexington, Kentucky 40508
Telecopier: (859) 226-4308
Attn: Thomas J. Stultz
     with a copy to:
Dinsmore & Shohl LLP
250 West Main Street, Suite 1400
Lexington, Kentucky 40507
Telecopier: (859) 425-1099
Attn: Joseph H. Terry
     If to Holdings:
Community First Holdings, Inc.
3500 Colonnade Parkway, Suite 600
Birmingham, Alabama 35243
Attention: Donna Barrett
     with a copy to:
Thomas B. Henson
2131 Ayrsley Town Blvd.
Suite 300

Charlotte, North Carolina 28273
Telecopier: (704) 643-4482
or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that Triple Sub and Triple and Holdings may assign any or all of their respective rights and obligations hereunder to any of their Affiliates without the consent of the other parties; provided, that any such assignment shall not relieve Triple Sub or Triple or Holdings, as the case may be, from any liability hereunder.
     11.6 Construction.
     (a) Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Article, Section and Exhibit references in this Agreement are to Articles of, Sections of and Exhibits to this Agreement and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.
     (b) The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     (c) All references to “days” shall be to calendar days unless business days are specified.
     (d) Unless the context otherwise requires, (i) “or” is not exclusive and (ii) “including” means “including but not limited to” and “including without limitation”.
     (e) As used herein, the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the Closing Date (regardless, with respect to representations and warranties, of the date or time as of which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined).
     11.7 Law Governing. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF DELAWARE, INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.
     11.8 Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
     11.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.
     11.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the Subject matter hereof and may not be amended or modified except by a written agreement signed by Holdings and Triple.
     11.11 Access to Books and Records.
     (a) After the Closing, Holdings shall, upon Triple Sub’s request from time to time, and upon reasonable notice, in connection with the preparation by Triple Sub or its Affiliates of Tax returns, audited financial statements incorporating the Holdings Newspapers and the Holdings Business and all requisite securities law filings (including, but not limited to, a Form 8-K filing, if required, with respect to the transactions contemplated by this Agreement) and the initiation or defense of litigation with third parties involving Holdings Assumed Liabilities, (i)(A) provide to the officers and other authorized representatives of Triple Sub, and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Holdings Newspapers) relating to the Triple Sub Business with respect to the period prior to the Closing (including, but not limited to, with respect to liabilities for Taxes included in the computation of Holdings Net Working Capital, Holdings Tax Records), (B) cause its officers to furnish to Triple Sub and its authorized representatives any and all financial, technical and operating data and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Holdings Newspapers) pertaining to the Triple Sub Business with respect to the period prior to the Closing, and (C) make available to Triple Sub, and its authorized representatives personnel of Holdings to consult with such personnel and (ii) make available for inspection and copying by Triple Sub at Triple Sub’s expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 11.11(a), Triple Sub, and its representatives shall not interfere with the normal operations of the Triple Sub Business. Holdings shall retain the files, books, records and documents relating to the Triple Sub Business for at least six years after the Closing Date. In addition, after the Closing, upon Triple Sub’s request from time to time, Holdings shall use its best efforts to cause each of the Persons from whom Holdings acquired the Holdings Newspapers and their Affiliates and predecessors to (i) provide to the officers and other authorized representatives (including, but not limited to, accountants) of Triple Sub and its Affiliates reasonable access, during normal business hours, to any and all files, books, records, documents, financial and operating data and other information (including, but not limited to, workpapers in the possession of current and former accountants of the Holdings Papers) relating to the Holding Newspapers and the Holdings Business (collectively, the “Historical Books and Records”), (ii) cause its officers to furnish to, or make available for inspection and copying, at Triple Sub’s expense, by, Triple Sub and its Affiliates and their authorized representatives (including, but not limited to, accountants) true and complete copies of all such Historical Books and Records, and (iii) make available to Triple Sub and its Affiliates and their authorized representatives its personnel to consult with such representatives, in each case in connection with, and as necessary in relation to, the preparation by Triple Sub and its Affiliates of audited financial statements incorporating the Holdings Newspapers and the Holdings Business and all requisite securities law filings (including, but not liimited to, a Form 8-K filing, if required, with respect to the transactions contemplated by this Agreement)
     (b) After the Closing, Triple Sub shall, upon Holdings’ request from time to time, and upon reasonable notice, in connection with the preparation by Holdings or its Affiliates of Tax returns and the initiation or defense of litigation with third parties involving Triple Sub Assumed Liabilities, (i)(A) provide to the officers and other authorized representatives of Holdings and its Affiliates reasonable access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information relating to the Holdings Business with respect to the period prior to the Closing (including, with respect to liabilities for Taxes included in the computation of Triple Sub Net Working Capital, Triple Sub Tax Records, (B) cause its officers to furnish to Holdings and their authorized representatives any and all financial, technical and operating data and other information pertaining to the Holdings Business with respect to the period prior to the Closing, and (C) make available to Holdings and their authorized representatives personnel of Triple Sub to consult with such personnel and (ii) make available for inspection and copying by Holdings at Holdings’ expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this Section 11.11(b), Holdings and its representatives shall not interfere with the normal operations of the Holdings Business. Triple Sub shall retain the files, books, records and documents relating to the Holdings Business for at least six years after the Closing Date.
     11.12 Disclosure Letters.
     Any information disclosed in any section of the Triple Sub Disclosure Letter or the Holdings Disclosure Letter if reasonably related to any other section or sections of the Triple Sub Disclosure Letter or the Holdings Disclosure Letter, as the case may be, and described in reasonable detail to allow a reasonable person to make the applicable connection to such section, shall be deemed fully disclosed for the purposes of all such applicable sections of the Triple Sub Disclosure Letter or the Holdings Disclosure Letter, as the case may be. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article 3 or Article 4 or the indemnification provisions of Article 8 nor the inclusion of any items in the Triple Sub Disclosure Letter or the Holdings Disclosure Letter shall be deemed to constitute an admission by Triple Sub, Triple or Holdings, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Triple Sub Disclosure Letter or the Holdings Disclosure Letter does not constitute an admission by either Triple Sub, Triple or Holdings that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Triple Sub Disclosure Letter or the Holdings Disclosure Letter, as the case may be.

     11.13 Cooperation.
     (a) From and after the Closing, Holdings will cooperate with Triple Sub in the investigation, defense or prosecution of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Triple Sub or Triple or any of their Affiliates and which relates to the Triple Sub Business or the Triple Newspapers. Without limiting the generality of the foregoing, Holdings will make available its employees engaged in the Triple Sub Business to give depositions or testimony and will furnish all documentary or other evidence in each case as Triple Sub may reasonably request. Triple Sub shall reimburse Holdings for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.13(a).
     (b) From and after the Closing, Triple Sub and Triple will cooperate with Holdings in the investigation, defense or prosecution of any action, suit, proceeding or other litigation, at law or in equity, which is pending or threatened against Holdings or any of its Affiliates and which relates to the Holdings Business or the Holdings Newspapers. Without limiting the generality of the foregoing, Triple Sub and Triple will make available its employees engaged in the Holdings Business to give depositions or testimony and will furnish all documentary or other evidence in each case as Holdings may reasonably request. Holdings shall reimburse Triple Sub and Triple for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.13(b).
     11.14 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     11.15 Insurance.
     (a) Holdings acknowledges that all insurance policies maintained by Triple Sub and its Affiliates with respect to the Triple Sub Business and Triple Sub Acquired Assets will be terminated effective on the Closing Date.
     (b) Triple Sub acknowledges that all insurance policies maintained by Holdings and its Affiliates with respect to the Holdings Business and Holdings Acquired Assets will be terminated effective on the Closing Date.
     11.16 No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
     11.17 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible
     11.18 Affiliates; Subsidiaries. References in this Agreement to “Affiliates” or “Subsidiaries” of a specified Person refer to, and include, only other Persons which from time to time constitute “Affiliates” or “Subsidiaries”, as the case may be, of such specified Person, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, “Affiliates” or “Subsidiaries”, as the case may be, of such specified Person.
     11.19 Announcements. None of the parties hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other parties, except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall use reasonable efforts to give notice to the other parties in advance of such party’s or its Affiliate’s intent to make such announcement or issue such press release and the parties hereto shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.
     11.20 Confidential Information. Each of the parties hereto agrees to maintain the confidentiality of all documents, materials, and other information regarding the other parties which it shall have obtained during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the dated hereof) or the preparation of this Agreement or any Ancillary Instrument.

     The obligation of each party to maintain the confidentiality of such documents, materials and other information shall not apply to any information whiche: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties, (b) is known to the public and did not become so known through a violation of a legal obligation; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the previous of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or by any stock exchange or similar body; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIPLE CROWN MEDIA, INC.

By:	/s/ THOMAS J. STULTZ

Its: Authorized Representative

GRAY PUBLISHING, LLC

By:	/s/ THOMAS J. STULTZ

Its: Authorized Representative

COMMUNITY FIRST HOLDINGS, INC.

By:	/s/ DONNA BARRETT

Its: Authorized Representative